Exhibit 4.14

EXECUTION COPY

SHARE PURCHASE AGREEMENT

BY AND AMONG

58.com INC.

ANJUKE INC.

THE FOUNDERS NAMED HEREIN

and

THE SELLING SHAREHOLDERS NAMED HEREIN

Dated as of February 28, 2015

i

ii

iii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of February 28, 2015, is entered into by and among (i) 58.com Inc., an exempted company incorporated under the Laws of the Cayman Islands (the “Purchaser”), (ii) Anjuke Inc., an exempted company incorporated under the Laws of the Cayman Islands (the “Company”), (iii) the Founders (as defined in this Agreement) and (iv) the Persons set forth in Schedule A hereto (collectively, the “Selling Shareholders” and individually a “Selling Shareholder”).

WITNESSETH:

WHEREAS, the Company and the other Group Companies (as defined below) collectively are engaged in the business of providing online services for real estate agents and agencies in the PRC;

WHEREAS, each Selling Shareholder owns the number and type of Shares (as defined below) as set forth opposite such Selling Shareholder’s name in Schedule A under the heading “Current Ownership/Purchased Shares”;

WHEREAS, each Selling Shareholder desires to sell to the Purchaser, and the Purchaser desires to purchase from each Selling Shareholder, on the terms and subject to the conditions set forth herein, all of the Shares owned by such Selling Shareholder as set forth opposite such Selling Shareholder’s name in Schedule A under the heading “Current Ownership/Purchased Shares”; and

WHEREAS, concurrently with the sale and purchase of the Shares as contemplated above, such Shares, to the extent not Ordinary Shares (as defined below), will be converted into Ordinary Shares, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, and intending to be legally bound, the Parties hereby agree as follows:

Article I
Definitions

Section 1.1           Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Amount Owed due to CTO Cashless Exercise” has the meaning ascribed to it in Section 3.23.

“Affiliate” means any other Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, including without limitation, with respect to any Person that is an individual, his or her Immediate Family Members. For the avoidance of doubt, in the case of any Selling Shareholder, the term “Affiliate” includes (i) any of such Selling Shareholder’s shareholders, general partners or limited partners, or the general partners or limited partners of such Selling Shareholder’s shareholders (ii) the fund manager managing or advising such Selling Shareholder (and general partners, limited partners and officers thereof) and other funds managed or advised by such fund manager, and (iii) trusts Controlled by or for the benefit of any such Person referred to in (i) or (ii), and (iv) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by such Selling Shareholder which, in each case of (i), (ii), (iii) and (iv), Controls, or is Controlled by, or is under common Control with, such Selling Shareholder.

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“Aggregate Purchase Price” has the meaning ascribed to it in Section 2.2.

“Agreement” has the meaning ascribed to it in the Preamble.

“Amended Articles” means the fifth amended and restated memorandum and articles of association of the Company to become effective immediately upon the Closing, in the form attached hereto as Exhibit A.

“Applicable Accounting Standard” means the United States generally accepted accounting principles or other accounting standards adopted by, as applicable, (i) the Company and applied consistently throughout the Financial Statements or (ii) the Purchaser and applied consistently throughout the Purchaser Financial Statements.

“Awards” has the meaning ascribed to it in Section 6.18.

“Baidu” means Baidu Holdings Limited, a Selling Shareholder.

“Balance Sheet Date” has the meaning ascribed to it in Section 3.7(a).

“Benefit Plan” has the meaning ascribed to it in Section 3.16.

“Breach of Non-Compete” has the meaning ascribed to it in Section 9.6(b)(vi).

“Breach of Non-Solicitation” has the meaning ascribed to it in Section 9.6(b)(v).

“Breaching Selling Shareholder” has the meaning ascribed to it in Section 2.8.

“Business” means, in respect of a Group Company, the business as it currently conducts and, in respect of the Group Companies, the business as the Group Companies, taken as a whole, currently conduct, excluding the Carved-out Business (as defined in Section 3.9 of the Disclosure Schedule).

“Business Day” means a day that is not a Saturday or Sunday or any other day on which banks in the PRC, Hong Kong, New York or the Cayman Islands are required or authorized to be closed.

“Business Plan” has the meaning ascribed to it in Section 3.7(d).

“Cash Portion of Purchase Price” has the meaning ascribed to it in Section 2.2.

“Circular 37” means the Circular No. 37 (汇发[2014]37号) issued by the PRC State Administration of Foreign Exchange on July 4, 2014, titled “Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies (国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知)”, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

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“Circular 7” means Circular No. 7 on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (SAT Bulletin [2015] No. 7) (关于非居民企业间接转让财产企业所得税若干问题的公告(国家税务总局公告2015年第7号 )), dated February 3, 2015 and effective as of the same date, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

“Closing” has the meaning ascribed to it in Section 2.3.

“Closing Date” has the meaning ascribed to it in Section 2.3.

“Company” has the meaning ascribed to it in the Preamble.

“Company Fundamental Warranties” has the meaning ascribed to it in Section 7.2(a).

“Company Options” means option awards granted under the Company Share Incentive Plan that entitles the holder thereof to purchase Shares upon the vesting of such award.

“Company Release” has the meaning ascribed to it in Section 6.11(c).

“Company Released Persons” has the meaning ascribed to it in Section 6.11(c).

“Company Releasing Persons” has the meaning ascribed to it in Section 6.11(c).

“Company Security Holder” has the meaning ascribed to it in Section 3.15(e).

“Company Share Award Disclosure Schedule” has the meaning ascribed to it in Section 3.4(c).

“Company Share Award Settlement Schedule” means a schedule, dated as of the date hereof, furnished by the Company to the Purchaser substantially in the form as set forth in Schedule B.

“Company Share Awards” means the share-based awards granted under the Company Share Incentive Plan, including the Company Options.

“Company Share Incentive Plan” means the 2008 Equity Incentive Plan of the Company, first adopted by the board of directors of the Company and by written resolutions of the shareholders of the Company on December 19, 2007 and last amended in March 2013 and approved by the board of directors of the Company and the shareholders of the Company in May 2013.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, franchise or license (whether written or oral).

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“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Control Documents” means the Contracts and other documents set forth in Schedule E hereto.

“Disclosure Schedule” means the disclosure schedule dated as of the date hereof and attached to this Agreement as Schedule D.

“Domestic Company” means上海瑞家信息技术有限公司, a limited liability company organized and existing under the Laws of the PRC.

“Domestic Subsidiaries” means the WFOE and Tianjin Ruiting.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, pre-emptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Estimated Selling Expenses” has the meaning ascribed to it in Section 6.14(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Articles” means the fourth amended and restated memorandum and articles of association of the Company adopted by special resolutions dated February 28, 2011.

“Existing Shareholders Agreements” means, collectively, the Amended and Restated Shareholders Agreement, dated as of February 28, 2011, by and among the Company, its shareholders and the other parties thereto, and the Amended and Restated Investors’ Rights Agreement, dated as of February 28, 2011, by and among the Company and certain of its shareholders.

“FBH” means FBH PARTNERS LIMITED, a Selling Shareholder.

“Financial Statements” has the meaning ascribed to it in Section 3.7(a).

“Founder Selling Shareholder” means the Selling Shareholder that is Controlled by any of the Founders.

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“Founders” means Mr. Liang Weiping (梁伟平), Mr. Jia Yitian (贾逸恬), Mr. Zhang Jinzhu (张晋珠) and Mr. Cheng Shu (程舒).

“GL” means GL AJK Holdings Ltd., a Selling Shareholder.

“Group Companies” means the Company and any Person (other than a natural person) that is directly or indirectly Controlled by the Company. For the avoidance of doubt, each of the Domestic Company and the Domestic Subsidiaries shall be deemed a Group Company.

“Government Authority” means supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative, judicial or arbitral authority, and any securities exchange on which the securities of any Party or its Affiliates are listed.

“HK Subsidiaries” means Anjuke Hong Kong Limited and Champs Elysees Limited, both incorporated in Hong Kong.

“HKIAC Rules” has the meaning ascribed to it in Section 10.4(a).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Immediate Family Members” means, with respect to any natural Person, (a) such Person’s spouse, parents, children (in each case whether adoptive or biological), (b) spouses of such Person’s children (in each case whether adoptive or biological) and (c) estates, trusts and partnerships which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment, breakage and redemption costs, premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations (contingent or otherwise) of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention the ordinary course of business consistent with the past practice of such Person; (iii) all capitalized lease obligations; (iv) all obligations and Liabilities payable upon termination of interest rate protection agreements, foreign currency exchange agreements or other interest rate or exchange rate hedging or swap arrangements; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnification Covering Selling Shareholders” means the Selling Shareholders excluding Baidu, GL and FBH.

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“Indemnification Pro Rata Portion” means, with respect to any Indemnification Covering Selling Shareholder, a fraction, the numerator of which is the Purchase Price for such Indemnification Covering Selling Shareholder and the denominator of which is the Aggregate Purchase Price for all Indemnification Covering Selling Shareholders.

“Indemnified Party” has the meaning ascribed to it in Section 9.2(d)(i).

“Indemnifying Party” has the meaning ascribed to it in Section 9.2(d)(i).

“Intellectual Property” means all U.S. and non-U.S. intellectual property, including (i) all intellectual property rights in inventions, discoveries, and processes, and all patents, and patent disclosures, (ii) all trademarks, service marks, trade names, brand names, trade dress rights, logos, Internet domain names and corporate names, and, to the extent recognized under applicable Law, other source indicators, and the goodwill of the business symbolized thereby, (iii) all copyrights and works of authorship in any media, including all designs, (iv) all computer software, databases and programs, (v) all trade secrets, know-how, and other proprietary or confidential information and (vi) all applications, registrations, renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, reissues, and divisionals of the foregoing.

“Management Accounts” has the meaning ascribed to it in Section 3.7(a).

“Key Persons” means the employees of the Group Companies with the title of director (总监) or above.

“Knowledge of the Company” means the knowledge actually possessed, or should have been possessed by the Founders and Key Persons after due inquiry of all people who directly report to such individual.

“Law” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Government Authority or jurisdiction.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings or investigations (whether civil or criminal, judicial or administrative, at law or in equity, or public or private) by or before a Government Authority.

“Liability” means any indebtedness, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including those arising under any Law, Order, Legal Proceeding or Contract and including all costs and expenses relating thereto.

“Lien” means any lien (including, without limitation, tax lien), encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, restrictive covenant, right of first refusal, right of first offer, easement, servitude or other restriction having similar effect.

“Locked-up Selling Shareholders” has the meaning ascribed to it in Section 6.21.

“Long Stop Date” means April 15, 2015.

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“Management Rights Letters” means, collectively, (i) three Management Right Letters between the Company and Matrix Partners VIII, L.P., dated November 22, 2007, October 30, 2008 and July 30, 2009, respectively, (ii) the Management Right Letter between the Company and each of Matric Partners China I, L.P. and Matrix partners China I-A, L.P., dated November 5, 2008, and (iii) the Management Right Letter between the Company and GL AJK HK, Limited, dated February 28, 2011.

“Material Adverse Effect” means any change, circumstance, event or effect that, individually or in the aggregate, is or would be materially adverse to (a) the business, operations, assets, Liabilities, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; or (b) the ability of the Company or any Selling Shareholder to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and under any other Transaction Documents, provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term of ‘Material Adverse Effect’: (a) events, circumstances, changes or effects that generally affect the industries in which the Business operates (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees or (iii) any delays or cancellations of orders for services; (d) any reduction in the price of services offered by the Business in response to the reduction in price of comparable services offered by a competitor, (e) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of or the permission by the Purchaser, including without limitation any action taken for the purpose of carving out the Carved-out Business, and (f) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, provided, further, that any fact, circumstance, event, change, effect or occurrence referred to in clauses (a), (b), and (f) above may be taken into account in determining whether or not there has been or will be a Material Adverse Effect to the extent, but only to the extent, that the Company is disproportionately affected thereby as compared to other participants in the industry or markets in which the Company operates.

“Material Contract” has the meaning ascribed to it in Section 3.14(a).

“Material License” means all franchises, permits, licenses, approvals, authorizations and any similar document issued or granted by any Government Authority that are, individually or in the aggregate, material for the conduct of the Business of the Group Companies, taken as a whole.

“Non-Founder Selling Shareholders” means the Selling Shareholders excluding the Founder Selling Shareholders, Baidu, GL and FBH.

“Order” means any written order, injunction, judgment, decree, legally binding notice, ruling, writ, assessment or arbitration award of a Government Authority.

“Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, in the capital of the Company.

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“Outgoing Directors” means the individuals indicated as an “Outgoing Director” in Schedule C hereto.

“Outgoing Domestic Company Shareholders” means all of the shareholders of the Domestic Company as of the date of this Agreement.

“Purchaser Financial Statements” has the meaning set ascribed to it in Section 5.5(c).

“Party” means a party to this Agreement.

“Permit” means any approval, authorization, consent, license, permit or certificate of or issued by a Government Authority.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

“PRC” or “China” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan.

“Preference Shares” means, collectively, the Series A Preference Shares, the Series B Preference Shares, the Series B-1 Preference Shares and the Series C Preference Shares.

“Prohibited Payment” has the meaning ascribed to it in Section 3.15(b).

“Proposed Releasing Selling Shareholder(s)” has the meaning ascribed to it in Section 9.6(e).

“Purchase Price” has the meaning ascribed to it in Section 2.2.

“Purchased Shares” has the meaning ascribed to it in Section 2.1.

“Purchaser Director” means the individual appointed by the Purchaser to the board of directors of the Company and indicated as a “Purchaser Director” in Schedule C hereto.

“Purchaser Domestic Company Shareholder” means Beijing 58 Information Technology Co., Ltd.

“Purchaser Fundamental Warranties” has the meaning ascribed to it in Section 7.3(a).

“Purchaser Indemnitee” has the meaning ascribed to it in Section 9.2(a).

“Purchaser Losses” has the meaning ascribed to it in Section 9.2(a).

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“Purchaser Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is or is reasonably likely to be material and adverse to the financial condition, businesses or results of operations of the Purchaser; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term of ‘Purchaser Material Adverse Effect’: (a) events, circumstances, changes or effects that generally affect the industries in which the Purchaser’s business operates (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees or (iii) any delays or cancellations of orders for services; (d) any reduction in the price of services offered by the Purchaser’s business in response to the reduction in price of comparable services offered by a competitor, (e) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of the Company or any Selling Shareholder and (f) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof; provided, further, that any fact, circumstance, event, change, effect or occurrence referred to in clauses (a), (b), and (f) above may be taken into account in determining whether or not there has been or will be a Purchaser Material Adverse Effect to the extent, but only to the extent, that the Company is disproportionately affected thereby as compared to other participants in the industry or markets in which the Company operates.

“Purchaser RSUs” means restricted share unit awards granted under the Purchaser’s applicable share incentive plan that entitle the holder thereof to receive Purchaser Shares upon the vesting of such award.

“Purchaser Shares” means the Class A ordinary shares, par value US$0.00001 per share, in the capital of the Purchaser.

“Related Party” or “Related Parties” means (i) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 10% of the total outstanding share capital of any Group Company, (ii) any director (董事) or Key Persons of any Group Company, and (iii) the Affiliates of the Persons enumerated under (i) and (ii), in each case of (i), (ii) and (iii), excluding any Group Company.

“Related Party Contracts” has the meaning ascribed to it in Section 3.17(a).

“Released Claims” has the meaning ascribed to it in Section 6.11(a).

“Relevant PRC Tax Authority” has the meaning ascribed to it in Section 6.9(b).

“SAFE Regulations” has the meaning ascribed to it in Section 3.15(e).

“Sanctions” has the meaning ascribed to it in Section 3.15(f).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning ascribed to it in Section 5.5(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Securities Laws” means, collectively, the Securities Act, the Exchange Act and any state securities and “blue sky” laws and applicable foreign securities laws.

“Selling Shareholder” has the meaning ascribed to it in the Preamble.

“Selling Shareholder Bank Account” has the meaning ascribed to it in Section 6.14(b).

“Selling Shareholder Fundamental Warranties” has the meaning ascribed to it in Section 7.2(a).

“Selling Shareholder Indemnitees” has the meaning ascribed to it in Section 9.2(c).

“Selling Shareholder Losses” has the meaning ascribed to it in Section 9.2(c).

“Senior Managers” means the employees of the Group Companies with the title of senior managers (高级经理) or above.

“Series A Preference Shares” means the Series A Preference Shares, par value US$0.0001 per share, in the capital of the Company.

“Series B Preference Shares” means the Series B Preference Shares, par value US$0.0001 per share, in the capital of the Company.

“Series B-1 Preference Shares” means the Series B-1 Preference Shares, par value US$0.0001 per share, in the capital of the Company.

“Series C Preference Shares” means the Series C Preference Shares, par value US$0.0001 per share, in the capital of the Company.

“Share Portion of Purchase Price” has the meaning ascribed to it in Section 2.2.

“Shareholder Release” has the meaning ascribed to it in Section 6.11(a).

“Shareholder Released Persons” has the meaning ascribed to it in Section 6.11(a).

“Shareholder Releasing Persons” has the meaning ascribed to it in Section 6.11(a).

“Shares” means the shares in the capital of the Company, being the Ordinary Shares and the Preference Shares.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” of a Person means any entity in which such Person owns, directly or indirectly, at least a majority of capital stock, holds at least a majority of equity or similar interest, or controls, directly or indirectly, through contractual agreements and includes, where applicable, any subsidiary of such Person formed or acquired after the date hereof.

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“Tax” or “Taxes” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and other taxes, charges, fees, levies, or other assessments of any kind whatsoever as applicable, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Government Authority in connection with any item described in clause (a) above, and (c) any form of transferor liability imposed by any Government Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i) above.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Group Company.

“Taxing Authority” means any Government Authority responsible for the administration of any Tax.

“Third Party Claim” has the meaning ascribed to it in Section 9.2(d)(ii).

“Tianjin Ruiting” means 天津瑞庭房地产经纪有限公司, a limited liability company organized and existing under the Laws of the PRC.

“Transaction Documents” means this Agreement, the Amended Articles and other agreements or documents required to be executed and/or delivered by any Party in connection with the consummation of the transactions contemplated by this Agreement.

“Transaction Expenses” has the meaning ascribed to it in Section 10.1.

“Transfer” has the meaning ascribed to it in Section 6.21.

“Unaudited Financial Statements” has the meaning ascribed to it in Section 3.7(a).

“Warrantors” means the Company and the Founders.

“WFOE” means瑞庭网络技术(上海)有限公司, a limited liability company organized and existing under the Laws of the PRC.

“Withheld Amount” has the meaning ascribed to it in Section 2.6(a).

“Withheld Funds” has the meaning ascribed to it in Section 9.6(a).

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“Withhold Expiration Date” has the meaning ascribed to it in Section 9.6(a).

Section 1.2           Interpretation and Rules of Construction.

(a)          Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)          the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii)         any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii)        any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv)        the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(v)         words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vi)        when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(vii)       the term “non-assessable,” when used with respect to any Shares, means that no further sums are required to be paid by the holders thereof in connection with the issue thereof; and

(viii)      except as otherwise provided herein, any reference in this Agreement to $ or US$ means U.S. dollars, the lawful currency of the United States.

(b)          In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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Article II

Sale and Purchase of Shares

Section 2.1           Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, at the Closing, each Selling Shareholder shall sell to the Purchaser, and the Purchaser shall purchase from each Selling Shareholder, such number and type of Shares set forth opposite such Selling Shareholder’s name under the heading “Current Ownership/Purchased Shares” in Schedule A (the “Purchased Shares” of such Selling Shareholder), free and clear of all Liens.

Section 2.2           Purchase Price. The aggregate purchase price for all Purchased Shares of all Selling Shareholders (the “Aggregate Purchase Price”) shall be US$253,578,498.56, consisting of an aggregate of US$151,951,728.56 in cash and an aggregate of 4,839,370 Purchaser Shares to be issued by the Purchaser at the Closing. With respect to each Selling Shareholder, the aggregate purchase price for all Purchased Shares of such Selling Shareholder (the “Purchase Price” for such Selling Shareholder) is in such amount, consisting of such amount of cash (the “Cash Portion of Purchase Price”) and such number of Purchaser Shares (the “Share Portion of Purchase Price”), as set forth opposite such Selling Shareholder’s name under the heading “Purchase Price” in Schedule A.

Section 2.3           Closing Date. Subject to the terms and conditions of this Agreement, the sale and purchase of all Purchased Shares of all Selling Shareholders as contemplated by this Agreement (the “Closing”) shall take place via the remote exchange of electronic documents and signatures on a date that is no later than the third (3rd) Business Day after the satisfaction or valid waiver of each of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (the date on which the Closing occurs, the “Closing Date”), unless another time, date or place is agreed to in writing by the Purchaser, the Company and the Selling Shareholders.

Section 2.4           Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered:

(a)          to the Purchaser:

(i)          a copy of the register of members of the Company, dated as of the Closing Date and duly certified by the registered office provider of the Company, evidencing the ownership by the Purchaser of all of the Purchased Shares (which shall have been converted into Ordinary Shares pursuant to Section 2.7, as applicable) of all Selling Shareholders, free and clear of all Liens;

(ii)         a copy of the share certificate in the name of the Purchaser, dated as of the Closing Date, evidencing the ownership by the Purchaser of all of the Purchased Shares (which shall have been converted into Ordinary Shares pursuant to Section 2.7, as applicable) of all Selling Shareholders (the original duly executed copy of which shall be delivered to the Purchaser within five (5) Business Days after the Closing);

(iii)        a copy of the register of directors of the Company, dated as of the Closing Date and duly certified by the registered office provider of the Company, evidencing the resignation of each of the Outgoing Directors as directors of the Company and the appointment of the Purchaser Director as the sole director of the Company;

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(iv)        (A) equity transfer agreements, dated as of the Closing Date, duly executed and delivered by each of the Outgoing Domestic Company Shareholders transferring their entire entity interests in the Domestic Company to the Purchaser Domestic Company Shareholder, (B) an amendment to the existing articles of association of the Domestic Company to reflect the transfer of equity interests and amendment of the articles of association, (C) a resolution or written decision from the shareholders of the Domestic Company approving the change of shareholders and amendment of the articles of association of the Domestic Company, (D) application documents and form(s) required by, and reasonably obtainable from, the local counterpart of State Administration of Industry and Commerce for the change of shareholders and the amendment to the articles of association, duly executed by the Domestic Company’s existing legal representative and affixed with its company seal, (E) termination agreement, dated as of the Closing Date, duly executed and delivered by each of the Outgoing Domestic Company Shareholders, the Domestic Company and the WFOE terminating the Control Documents to which any of the Outgoing Domestic Company Shareholders is a party, (F) a shareholder resolution of the Domestic Company and the WFOE approving the termination of the Control Documents, and (G) application documents and form(s) required by, and reasonably obtainable from, the local counterpart of the State Administration of Industry and Commerce for de-registration of equity interest pledge contemplated under the Control Documents, duly executed by each of the existing shareholders of the Domestic Company.

(v)         duly executed resignation and release letters, dated as of the Closing Date and in the form of Exhibit B, of each of the Outgoing Directors evidencing their resignation as members of the board of directors of the Company (and as officer, director, supervisor and/or observer of all other Group Companies if such Outgoing Director also serves any such position);

(vi)        duly executed resignation and release letters, dated as of the Closing Date and in the form of Exhibit B, of each of the existing directors of the HK Subsidiaries evidencing their resignation as members of the board of directors of the HK Subsidiaries (and as officer, director, supervisor and/or observer of all other Group Companies if such person also serves any such position);

(vii)       with respect to each Domestic Subsidiary and the Domestic Company, (A) signed resignation letter from the existing legal representative, the existing board chairman and the existing directors (or the existing executive director) and the existing supervisor of such Person, expressed to take effect from the Closing; (B) a resolution or written decision from the shareholder(s) of each such Person approving (i) the removal of the existing legal representative, chairman of the board of directors and directors (or executive director), and supervisor of such Person; and (ii) the appointment of the Purchaser’s nominees as the legal representative, the board chairman, the directors, and the supervisor of such Person, expressed to take effect from the Closing; and (C) application documents and form(s) required by, and reasonably obtainable from, the local counterpart of the Ministry of Commerce (as applicable) and the State Administration of Industry and Commerce for the change of legal representative, board chairman and directors (or executive director) and supervisor, the amendment to the articles of association, signed by its existing legal representative and affixed with its company seal;

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(viii)      a copy of the resolutions duly and validly adopted by the board of directors of the Company and certified by a director of the Company, evidencing the authorization or acknowledgement (as applicable) by the board of directors of the Company of the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including (A) the adoption of the Amended Articles (subject to the approval of the shareholders of the Company); (B) the resignation or removal (as applicable) of the Outgoing Directors; (C) the appointment of the Purchaser Director; (D) the transfer and conversion of the Purchased Shares of all of the Selling Shareholders as contemplated by this Agreement; in each case of (A) through (D), effective as of the Closing;

(ix)         a copy of the resolutions duly and validly adopted by the shareholders of the Company and certified by a director of the Company, evidencing the shareholders’ authorization of the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including (A) the adoption of the Amended Articles, (B) the removal (if necessary) of the Outgoing Directors; (C) the appointment of the Purchaser Director; (D) the transfer and conversion of the Purchased Shares of all of the Selling Shareholders as contemplated by this Agreement, in each case of (A) through (D), effective as of the Closing;

(x)          a certificate of good standing of the Company, dated as of a date no earlier than ten (10) Business Days prior to the Closing Date, issued by the Registrar of Companies of the Cayman Islands; and

(xi)         the closing certificate of the Company as contemplated by Section 7.2(d).

Section 2.5           Closing Deliveries by the Selling Shareholders. At the Closing, each Selling Shareholder shall deliver or cause to be delivered:

(a)          to the Company:

(i)          an instrument of transfer in the form of Exhibit C hereto with respect to the Purchased Shares of such Selling Shareholder, duly executed by such Selling Shareholder; and

(ii)         the original share certificate(s) representing the Purchased Shares of such Selling Shareholder or, if such original share certificate(s) could not be returned to the Company at the Closing, an affidavit and indemnity for lost share certificate in form and substance reasonably acceptable to the registered office provider of the Company and the Purchaser in respect of the Purchased Shares of such Selling Shareholder; and

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(b)          to the Purchaser:

(i)          where such Selling Shareholder is a Founder or an entity Controlled by any Founder, a copy of the resolutions or other internal authorizations duly and validly adopted by the board of directors and shareholders of such Selling Shareholder and certified by a duly authorized signatory of such Selling Shareholder evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby; and

(ii)         the closing certificate of each Selling Shareholder as contemplated by Section 7.2(d).

Section 2.6           Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered:

(a)          to each Selling Shareholder:

(i)          an amount equal to (A) the Cash Portion of Purchase Price for such Selling Shareholder, less (B) the sum of (x) the amount set forth opposite such Selling Shareholder’s name under the heading “Withheld Amount” in Schedule A hereto (the “Withheld Amount” for such Selling Shareholder), and (y) such Selling Shareholder’s Estimated Selling Expenses, if applicable, as set forth opposite such Selling Shareholder’s name under the heading “Estimated Selling Expenses” in Schedule A hereto, by wire transfer of immediately available funds in US$ to the Selling Shareholder Bank Account of such Selling Shareholder;

(ii)         a copy of the register of members of the Purchaser, dated as of the Closing Date and duly certified by the registered office provider of the Purchaser, evidencing the ownership by such Selling Shareholder of the Share Portion of Purchase Price;

(iii)        a copy of the share certificate in the name of such Selling Shareholder, dated as of the Closing Date, evidencing the ownership by such Selling Shareholder of the Share Portion of Purchase Price (the original duly executed copy of which shall be delivered to each Selling Shareholder within five (5) Business Days after the Closing); and

(b)          to the Company:

(i)          an instrument of transfer in the form of Exhibit C hereto with respect to the Purchased Shares of each Selling Shareholder, duly executed by the Purchaser; and

(ii)         written consent by the Purchaser Director to act as a director of the Company.

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Section 2.7           Conversion of Purchased Shares. At the Closing, each Purchased Share that is not an Ordinary Share shall be converted pursuant to the Existing Articles into such number of Ordinary Shares into which it would have been convertible in connection with a conversion of such Purchased Share pursuant to the Existing Articles. Assuming the accuracy of the representation and warranty set forth in Section 3.4(b), such conversion shall be on a 1:1 basis. Each Selling Shareholder hereby irrevocably requests that the Company effect, and hereby irrevocably consents to, the conversion as contemplated by this Section 2.7, and such request and consent shall for purposes of the Existing Articles and the Existing Shareholders Agreement be deemed to constitute the request, consent and/or the affirmative vote, as applicable or necessary to give effect to this Section 2.7, by such Selling Shareholder for the conversion of all of the Preference Shares held by it into Ordinary Shares, immediately prior to and conditioned upon Closing.

Section 2.8           Breaching Selling Shareholder. If, at the Closing, any Selling Shareholder fails to fully comply with any of its obligations set forth in Section 2.5 (each a “Breaching Selling Shareholder”):

(a)          The Purchaser shall be entitled to, at its sole discretion and by written notice to the Company and the Selling Shareholders, elect to (without prejudice to any other rights and remedies that may be available to the Purchaser):

(i)          proceed to the Closing so far as practicable and consummate the sales and purchases of the Purchased Shares of the Selling Shareholders other than the Breaching Selling Shareholders;

(ii)         defer the Closing to a date not more than twenty (20) Business Days after the originally scheduled Closing Date; or

(iii)        immediately terminate this Agreement, but only if the shares in the Company held by such Breaching Selling Shareholder(s) account for no less than 10% of the share capital of the Company on as converted basis immediately prior to the Closing.

(b)          In the event that the Purchaser elects to proceed under Section 2.8(a)(i), this Agreement shall be deemed to have been duly amended and modified to the extent necessary to exclude the sale and purchase of the Purchased Shares of the Breaching Selling Shareholder(s) from the transactions contemplated hereby, provided, however, that upon the consummation of the sale and purchase of the Shares of any Selling Shareholder, the Purchased Shares (including those of the Breaching Selling Shareholder(s), and irrespective of whether such Purchased Shares are actually purchased and transferred or otherwise), to the extent not Ordinary Shares, shall in any event be converted into Ordinary Shares pursuant to Section 2.7.

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(c)          Each Selling Shareholder hereby agrees that, to the extent such Selling Shareholder is a Breaching Selling Shareholder, the Purchaser shall have the right (but not the obligation) to purchase, at any time after the consummation of the sale and purchase contemplated by Section 2.8(b), the Purchased Shares of such Selling Shareholder for an aggregate purchase price equal to the Purchase Price for such Selling Shareholder (without interest), and otherwise on the terms and conditions (including the arrangements with respect to representations and warranties, covenants, and Transaction Expenses in this Agreement) that would have been applicable to the sale and purchase of the Purchased Shares of such Selling Shareholder if such sale and purchase had occurred at the Closing.

Section 2.9           Treatment of Company Share Awards. As soon as practicable after the date hereof, the Company and the Purchaser shall each (or, as applicable, the boards of directors of the Company and the Purchaser shall, and the Selling Shareholders shall cause the board of directors of the Company to) take such action as may be necessary (including to obtain any applicable consents and/or amendments) to effect the following provisions of this Section 2.9.

(a)          As set forth and more fully described in Schedule B, with respect to each holder of Company Options, the Company Options set forth opposite such holder’s name in Schedule B under the heading “Paid-out Company Options” (each of which Company Options, for the avoidance of doubt, shall have become vested in accordance with his vesting schedule provided for under the applicable award agreement(s)) shall be cancelled and converted into the right to receive from the Purchaser, and

(i)          the Purchaser shall pay to such holder, as soon as reasonably practicable after Closing Date (but in any event no later than (A) three (3) months after the Closing for such holder whose bank account information has been set out on Schedule B under the heading “Bank Account of Option Holder” or (B) three (3) months after the date such holder has provided the Purchaser with his or her bank account information if the holder’s bank account information has not been set out on Schedule B), such amount of cash set forth opposite such holder’s name on Schedule B under the heading “Cash Amount Payable by Purchaser” less any withholding or deduction required by (and otherwise in accordance with) Section 2.9(b), by wire transfer of immediately available funds to an account designated by such holder set forth opposite such holder’s name on Schedule B under the heading “Bank Account of Option Holder” or otherwise notified to the Purchaser in writing if such holder’s bank account information has not been set out on Schedule B; and

(ii)         the Purchaser shall grant to such holder, as soon as reasonably practicable after the Closing (but in any event no later than three (3) months after the Closing, provided that such holder is available to enter into the Purchaser’s standard RSU grant agreement with the Purchaser within such three-month period), such number of Purchaser RSUs as set forth opposite such holder’s name on Schedule B under the heading “Paid-Out Purchaser RSUs” less any withholding or deduction required by (and otherwise in accordance with) Section 2.9(b). Each such Purchaser RSU so granted shall become fully vested and each Purchaser Share issuable upon the exercise of such Purchaser RSUs shall be freely transferable after six (6) months following the Closing Date, and each such Purchaser RSU shall otherwise be subject to the same terms and conditions of the Purchaser Share Incentive Plan effective as of the Closing.

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(iii)        Notwithstanding anything to the contrary in Section 2.9(a)(i) or (ii), for any holder who has not provided the Purchaser with his or her bank account information or made himself or herself available to execute an RSU grant agreement with the Purchaser within six (6) months after the Closing, the Purchaser’s obligations under Section 2.9(a)(i) or (ii), as applicable, shall automatically cease with respect to such holder at the expiration of the six-month period and no Person shall have any rights or claims against the Purchaser in this regard thereafter.

(b)          the Purchaser shall be entitled to withhold an amount up to the sum of (i) the amount of Taxes that should be withheld from or paid by such holder in connection with the vesting or exercise of such holder’s Company Share Awards from the amounts otherwise payable to such holder thereunder, and (ii) the amount of Taxes that should have been withheld from or paid by such holder in connection with the prior vesting or exercise of such holder’s Company Share Awards, to the extent not already withheld or paid, from the amounts otherwise payable to such holder thereunder. The Purchaser shall, within such period of time that is required by applicable Taxing Authority, pay or cause the applicable Group Company to pay, the withheld amount on behalf of each such holder to the applicable Taxing Authority, and shall obtain a confirmation or other written proof that the withholding Tax has been duly paid by the Purchaser (or the relevant Group Company) on behalf of each such holder. To the extent that there is any residual amount after such Tax payment, the Purchaser shall as soon as reasonably practicable after obtaining such confirmation or other proof reasonably obtainable from the Taxing Authority (but in any event no later than twenty (20) Business Days after obtaining such confirmation or other proof), return such residual amount, together with interest accrued thereon, if any, to such holder by wire transfer of immediately available funds to the account designated by such holder set forth opposite such holder’s name on Schedule B under the heading “Bank Account of Option Holder” or otherwise notified to the Purchaser in writing if such holder’s bank account information has not been set out on Schedule B.

(c)          The Company shall take all actions necessary to ensure that (i) the Company Share Incentive Plan, all the Company Share Awards, whether vested or unvested, and corresponding award agreements, shall terminate as of the Closing, and (ii) from and after the Closing neither the Purchaser nor the Company will be required to issue Company Shares, other share capital of the Company or any other consideration (other than as required by this Section 2.9) to any Person pursuant to or in settlement of Company Share Awards.

(d)          Each holder of Company Share Awards is expressly made a third party beneficiary to Sections 2.9(a) and Section 2.9(b), and shall have the right to enforce the provisions of Sections 2.9(a) and Section 2.9(b) directly to the extent such holder may deem such enforcement necessary or advisable to protect his or her rights hereunder.

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Article III

Representations and Warranties with respect to Group Companies

The Warrantors shall jointly and severally represent and warrant to the Purchaser that the statements contained in this Article III are true, correct and complete as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 3.1           Organization and Good Standing. The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as now conducted and is in good standing under the Laws of each jurisdiction in which such qualification or authorization is required. Complete and correct copies of the Existing Articles, which are in full force and effect as of the date hereof and as of immediately prior to the Closing, have been made available to the Purchaser.

Section 3.2           Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each of the other Transaction Documents to which the Company is a party will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which the Company is a party will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 3.3           Conflicts; Consents of Third Parties.

(a)          Except as may result from any facts or circumstances relating solely to the Purchaser or any of its Affiliates (including revenues thereof), or except as contemplated by this Agreement, none of the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which the Company is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) or loss of a benefit under, or give rise to a right of termination, consent or cancellation or increase in any fee, liability or obligation under, any provision of (i) the Existing Articles or the memorandum and articles of association or comparable organizational documents of any other Group Company; (ii) any Material Contract or Material License (other than those relating to the Carved-out Business); (iii) any Order applicable to any Group Company or by which any of the properties or assets of any Group Company are bound; or (iv) any applicable Law, except, in the case of this Section 3.3(a)(iii) and (iv), as would not materially and adversely affect the liability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents.

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(b)          No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required to be obtained or completed by the Group Companies in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except (y) where failure to obtain such consent, waiver, approval, Order, Permit or authorization, or make such declaration or filing, would not prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is a party or (z) as may be necessary as a result of any facts or circumstances relating solely to any party hereof or any of its Affiliates.

Section 3.4           Capitalization.

(a)          The entire share capital of the Company consists of

(i)          200,000,000 authorized Preference Shares, of which (A) 10,750,000 shares are designated as Series A Preference Shares, 9,814,163 of which are issued and outstanding; (B) 8,672,500 shares of which are designated as Series B Preference Shares, 8,435,565 of which are issued and outstanding, (C) 1,692,875 shares are designated as Series B-1 Preference Shares, 1,692,875 of which are issued and outstanding, and (D) 4,091,976 shares are designated as Series C Preference Shares, 4,091,976 of which are issued and outstanding, in each case of (A) through (D), having the rights, privileges and preferences as set forth in the Existing Articles.

(ii)         300,000,000 authorized Ordinary Shares, of which (A) 10,729,976 Ordinary Shares are issued and outstanding, (B) 9,814,163 Ordinary Shares are reserved for issuance upon conversion of the Series A Preference Shares, (C) 8,435,565 Ordinary Shares are reserved for issuance upon conversion of the Series B Preference Shares, (D) 1,692,875 Ordinary Shares are reserved for issuance upon conversion of the Series B-1 Preference Shares, (E) 10,729,976 Ordinary Shares are reserved for issuance upon conversion of the Series C Preference Shares, and (F) 9,143,000 Ordinary Shares are reserved for issuance pursuant to the Company Share Incentive Plan.

(b)          All of the issued and outstanding Preference Shares and Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. Section 3.4(b) of the Disclosure Schedule sets forth a complete and accurate list of all of the record and beneficial holders of the Preference Shares and Ordinary Shares and the respective numbers and series of Preference Shares and the respective number of Ordinary Shares held thereby. The ratio of conversion into Ordinary Shares for each of the Series A Preference Shares, the Series B Preference Shares, the Series B-1 Preference Shares and the Series C Preference Shares is 1:1.

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(c)          Section 3.4(c) of the Disclosure Schedule sets forth a complete and accurate list of all of the holders of any issued and outstanding Company Share Award as of the date hereof, indicating the total issued and outstanding Company Share Awards as of the date hereof and, for each such holder, the name, number, type, applicable vesting information and exercise price of the Company Share Awards of such holder (the “Company Share Award Disclosure Schedule”). Except as described in Section 3.4(a), the Existing Articles, the Existing Shareholders Agreement and except as set forth in the Company Share Award Disclosure Schedule, there are no outstanding Ordinary Shares, Preference Shares, any other shares or equity of the Company, or any securities convertible into or exercisable or exchangeable for any of the foregoing, or any other options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the Company to issue, repurchase or redeem any share or other securities of the Company. Except as contemplated by the Transaction Documents, the Existing Shareholders Agreements, the Existing Articles and the Control Documents, (i) none of the Group Companies is under any obligation to register any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities under the Securities Act, nor is any Group Company obligated to register or qualify any such securities under the securities laws of any state of the United States or to list any of such securities in the Cayman Islands, Hong Kong or any other jurisdiction; and (ii) none of the Group Companies is a party or subject to any Contract that affects or relates to the voting or giving of consents with respect to, its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.

Section 3.5           Group Companies.

(a)          Section 3.5(a) of the Disclosure Schedule sets forth a complete and accurate list of the Group Companies (other than the Company) and, for each such Group Company, its name, the jurisdiction in which it is incorporated or organized, the names of its shareholders and the amount of share capital or other equity interest in such Group Company held by each such shareholder. Except as set forth in Section 3.5(a) of the Disclosure Schedule, each such Group Company (i) is a duly organized and validly existing company or other entity and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization; (ii) is duly qualified or authorized to do business and, where applicable, is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents; and (iii) has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted. None of the Group Companies is a participant in any joint venture, partnership or other similar arrangement, or otherwise owns or Controls (directly or indirectly) any share or interest in any Person.

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(b)          All the outstanding share capital, registered capital or other equity interest of each Group Company is validly issued, fully paid and non-assessable and are owned free and clear of all Liens (other than any Liens created under the Control Documents by the Persons and in such amounts as indicated in Section 3.5(a) of the Disclosure Schedule. Except as contemplated by the Transaction Documents, as provided in the Existing Articles, the Existing Shareholders Agreements or the Control Documents, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel any of the Group Companies (other than the Company) to issue, repurchase or redeem any share or other securities of any Group Company. Except as pursuant to the Transaction Documents, the Existing Articles, the Existing Shareholders Agreements and the Control Documents, no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration of, any share or other securities of any Group Company.

(c)          The Company has effective Control of the Domestic Company and is the sole beneficiary of the Domestic Company. Based on the good faith judgment of the Company and subject to the Laws of the PRC as of the date hereof and as of the Closing Date, the Control Documents are adequate to establish and maintain the intended captive structure, under which the financial statements of the Domestic Company will be consolidated with those of the other Group Companies in accordance with the Applicable Accounting Standard. The pledge over the entire equity interests of the Domestic Company in favor of the applicable Group Company (other than the Domestic Company) has been duly registered with the competent Government Authority.

(d)          Other than the Outgoing Directors, each Person serving as a director, supervisor or legal representative of any Group Company is an employee of the Group Companies.

Section 3.6           Corporate Books and Records. Each Group Company has provided to the Purchaser or its counsels a copy of its minute books. Except as disclosed in Section 3.6 of the Disclosure Schedule, such copy is true, correct and complete in all material respects, and contains all material amendments and all minutes of meetings and actions taken by the applicable Group Company’s shareholders and directors since the time of incorporation through the date hereof, and reflects all transactions referred to in such minutes accurately in all material respects. All board and shareholder resolutions, charter documents (and any amendments thereto) and any other filings of the Group Companies, if required to be filed under applicable Law, have been duly filed with the relevant Government Authority within the required deadlines, except to the extent that the failure to be duly filed would not materially and adversely affect the liability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents.

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Section 3.7           Financial Statements.

(a)          True and complete copies of (i) the unaudited consolidated balance sheet of the Company for each of the two fiscal years ended December 31, 2012 and 2013, and the related unaudited consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto (collectively referred to herein as the “Unaudited Financial Statements”), and (ii) the management accounts of the Group Companies for the period from January 1, 2014 to December 31, 2014 (December 31, 2014 is hereinafter referred to as the “Balance Sheet Date”) (collectively referred to herein as the “Management Accounts” and, collectively with the Unaudited Financial Statements, the “Financial Statements”) have been delivered by the Company to the Purchaser. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Group Companies, (ii) present fairly the consolidated financial condition and results of operations of the Group Companies as of the dates thereof and for the periods covered thereby, (iii) have been prepared in accordance with the Applicable Accounting Standard applied on a basis consistent with the past practices of the Group Companies, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Group Companies and the results of the operations of the Group Companies as of the dates thereof and for the periods covered thereby, clauses (ii), (iii) and (iv) of this sentence being subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of notes.

(b)          All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business in all material respects, and reserves therefor shown on the Financial Statements are, based on the good faith judgment of the Company, adequate and on a basis consistent with the Applicable Accounting Standard. To the Knowledge of the Company, there are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any of the Group Companies.

(c)          No Group Company has any Liabilities other than (i) Liabilities reflected or reserved in the Financial Statements, and (ii) Liabilities incurred in the ordinary course of business after the Balance Sheet Date which do not and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)          The Company has furnished to the Purchaser a business plan and forecast for 2015 (the “Business Plan”). The projected financial information contained in the Business Plan was prepared in good faith, and is based upon assumptions that the Company believes are reasonable in the context in which such projection is made. The Purchaser acknowledges that the projected financial information is not a guarantee of the Company’s future performance. Apart from the foregoing, no representation, warranty or undertaking, express or implied, is made as to, and no reliance may be placed on, the completeness, accuracy, correctness or fairness of the information or opinions contained in the Business Plan.

Section 3.8           Certain Operating Metrics. The results of operation of the Group Companies as measured by certain operating metrics (as such operating metrics are defined in Section 3.8 of the Disclosure Schedule) that have been provided to the Purchaser are in all material respects true, accurate and not misleading.

Section 3.9           Absence of Certain Changes. Except as specifically contemplated by the Transaction Documents and except as disclosed in Section 3.9 of the Disclosure Schedule, since the Balance Sheet Date, each Group Company has operated its businesses and assets in the ordinary course consistent with past practice and none of the Group Companies has:

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(a)          entered into any material transaction that was not in the ordinary course of business consistent with past practice; or made any material changes in the customary methods of operations of any Group Company;

(b)          acquired, sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or assets, or permitted or allowed any material assets to be subject to any Liens (other than Liens for Taxes in the ordinary course of business consistent with past practice that are not yet due and payable), or, except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of Liens related to any Group Company or paid or otherwise discharged any Liability;

(c)          written down or written up (or failed to write down or write up in accordance with the Applicable Accounting Standard consistent with past practice) the value of any accounts receivable or revalued any of the assets of the Group Companies, other than in the ordinary course of business consistent with past practice and in accordance with the Applicable Accounting Standard;

(d)          made any change in any method of accounting or accounting practice or policy used by any Group Company, other than such changes required by the Applicable Accounting Standard;

(e)          amended, terminated, cancelled or compromised any material claim of any Group Company or waived any other material right of value to any Group Company;

(f)          issued or sold any equity or debt securities, or any option, warrant or other right to acquire the same, of any Group Company; or redeemed any equity interest in any Group Company or declared, made or paid any dividends or other distributions (whether in cash, securities or other property) to the holders of equity interests in any Group Company;

(g)          made any capital expenditure or commitment for any capital expenditure in excess of US$500,000 (or the equivalent thereof in another currency) individually or US$1,000,000 (or the equivalent thereof in another currency) in the aggregate;

(h)          made, revoked or changed any Tax election or method of Tax accounting or settled or compromised any Liability with respect to Taxes of any Group Company;

(i)          incurred any Indebtedness; failed to pay any creditor any amount owed to such creditor when due; or incurred any Liability except (A) Liabilities incurred in the ordinary course of business consistent with past practice or (B) Liabilities that do not exceed US$500,000 individually (or the equivalent thereof in another currency) or US$1,000,000 (or the equivalent thereof in another currency) in the aggregate;

(j)          made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person, other than travel advances and other advances made to employees in the ordinary course of business consistent with past practice;

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(k)          made any material change in any compensation or benefit arrangement or agreement with any Senior Managers; or made any amendments or modifications to any Company Share Incentive Plan or issued any Company Share Award thereunder, except as expressly contemplated by this Agreement and the other Transaction Documents;

(l)          entered into any transaction with any Related Party other than in the ordinary course of business on arm’s-length basis;

(m)          terminated the employment of, or received any resignation from, any Senior Managers;

(n)          suffered any labor dispute involving any Group Company or any of its respective employees;

(o)          amended, modified or consented to the termination of any Material Contract or the Group Companies’ rights thereunder, or entered into any Material Contract;

(p)          amended or restated the memorandum and articles of association (or equivalent organizational documents) of any Group Company;

(q)          suffered any Material Adverse Effect; or

(r)          agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.9 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.9, except as expressly contemplated by this Agreement and the other Transaction Documents.

Section 3.10         Litigation. Except as disclosed in Section 3.10 of the Disclosure Schedule, there are no Legal Proceedings against any Group Company, or to the Knowledge of the Company, against any employee, officer or director of any Group Company in connection with their relationship with the Group Companies pending or, to the Knowledge of the Company, threatened in writing, including but not limited to any Legal Proceeding that questions the validity of the Transaction Documents, the right of the Company to enter into the Transaction Documents to which the Company, the rights and obligations of the Company to consummate the transactions contemplated by such Transaction Documents. There is no Order in effect against the Company. There is no Legal Proceeding initiated by any Group Company pending or which any of them intends to initiate.

Section 3.11         Title to Properties; Liens and Encumbrances. Each Group Company leases all properties and assets necessary to conduct the Business, and none of such leased properties or assets is owned by the Founders or any other Related Party that is not entered into in the ordinary course of business and not on arm’s length basis. Each Group Company has good and marketable title to all its properties and assets, including without limitation all properties and assets set forth on the Financial Statements, and has good title to all its leasehold interests, in each case not being subject to any Liens, except for Liens which (i) have been set forth in Section 3.11 of the Disclosure Schedule; (ii) are created during the ordinary and usual course of business of such Group Company; or (iii) are Liens for Taxes, assessments or other expenses to any Governmental Authority which are not due in payment or in default, or which are in contest with any Taxing Authority in good faith. With respect to leased properties and assets, each Group Company is in compliance in all material respects with all applicable leases. All properties and assets of each Group Company are in a good state of repair and in good working condition other than any normal wear and tear. None of the assets of any Group Company is a state-owned asset.

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Section 3.12         Intellectual Property.

(a)          Each Group Company owns, has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, or otherwise has the licenses to use all Intellectual Property necessary to conduct the Business without conflicting with or infringing upon the rights of any other Person in any material respect. No written claims have been asserted against any Group Company and remain unresolved nor, to the Knowledge of the Company, any threatened claim or demand in writing, by any other Person (i) challenging or questioning any Group Company’s validity, enforceability, ownership, right to, or use of any of the Intellectual Property owned or used by any Group Company, or in which any Group Company possess legal rights, or the validity or effectiveness of any license or similar agreement with respect thereto, (ii) alleging any interference, infringement, misappropriation or other violation of the Intellectual Property rights of other Persons, or (iii) alleging any unfair competition or trade practices. No Group Company has received any written communication alleging that such Group Company has violated or, by conducting its business as proposed, would violate any intellectual property rights of other Persons.

(b)          Section 3.12(b) of the Disclosure Schedule sets forth a complete list of all registered Intellectual Property of each Group Company. All of such registered Intellectual Property are owned by, registered or applied for solely in the name of the Group Companies.

(c)          Each Group Company has taken all commercially reasonable steps and measures to establish and preserve ownership of, or legally sufficient right to, all Intellectual Property material to the Business; and each Group Company has taken all commercially reasonable steps to register, protect, maintain, and safeguard the Intellectual Property material to the Business, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity and, except as disclosed in Section 3.12(c) of the Disclosure Schedule, had executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings, registrations and payments of fees in connection with the foregoing. Except as disclosed in Section 3.12(c) of the Disclosure Schedule, to the Knowledge of the Company, there is no infringement, misappropriation or other violation by any other Person of any Intellectual Property of any Group Company.

(d)          Each Group Company owns all rights in and to any and all Intellectual Property currently used by such Group Company, or covering or embodied in any past, current or planned activity, service or product of such Group Company, which Intellectual Property was made, developed, conceived, created or written by any consultant retained, or any employee employed, at any time, by such Group Company. To the Knowledge of the Company, no former or current employee, and no former or current consultant, of any Group Company has any rights in any of the Group Companies’ Intellectual Property. Each current employee and current consultant engaged by any Group Company as of the Closing has executed a confidential information and invention assignment in a form which has been provided to the Purchaser. To the Knowledge of the Company, none of the Senior Managers, employees, or consultants, currently employed or otherwise engaged by any Group Company, is in violation thereof. No Group Company is using any inventions of any of its employees made prior to or outside the scope of their employment by any Group Company.

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(e)          No Intellectual Property owned by any Group Company, or in which any Group Company possesses legal rights, and material to the operation of the Business, is the subject of any Lien, except for Liens which (i) are created during the ordinary and usual course of business of such Group Company; or (ii) are Liens for Taxes, assessments or other expenses to any Governmental Authority which are not due in payment or in default, or which are in contest with any Taxing Authority in good faith. No Group Company has (i) transferred or assigned, (ii) granted a license to, or (iii) provided or licensed in source code form, any Intellectual Property material to the Business, owned by any Group Company, or in which any Group Company possesses legal rights, to any Person.

(f)          Each of the Founders has assigned and transferred to the Company or another Group Company all of the Intellectual Property previously owned by him, if any, that relates to the Business.

Section 3.13         Taxes.

(a)          Each Group Company has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns as required by applicable Law to have been filed by it and all such Tax Returns are true, correct, and complete in all material respects. Each Group Company has paid in full all Taxes required to be paid by it and no Tax Liens (other than for current Taxes not yet due or payable or which are in contest with any Taxing Authority in good faith) are currently in effect against any of the assets of any Group Company. The provisions for Taxes in the Financial Statements fully reflect all material unpaid Taxes of each Group Company, whether or not assessed or disputed as of the date of the applicable Financial Statements.

(b)          No examination or audit of any Tax Returns of any Group Company by any Government Authority is currently in progress or, to the Knowledge of the Company, is threatened in writing. None of the Group Companies is subject to any waivers or extensions of applicable statutes of limitations imposed by any Governmental Authority with respect to Taxes for any past years. Since the Balance Sheet Date, none of the Group Companies has incurred any Taxes other than in the ordinary course of business or in connection with any transactions contemplated under any Transaction Document. None of the Group Companies has received any written claim from a Government Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. None of the Group Companies is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, a jurisdiction other than the jurisdiction in which it has been established.

(c)          Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with any material amounts due, owing to or paid to any Person.

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(d)          Each Group Company is in compliance in all material respects with all terms, conditions and formalities necessary for the continuance of any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order available under any applicable Tax Law. Except as disclosed in Section 3.13(d) of the Disclosure Schedule, no Group Company has received any written notice of, or has reasonable grounds to believe there is, any planned or threatened cancellation or termination of any such Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement. To the Knowledge of the Company, each Group Company is in compliance in all material respects with transfer pricing requirements in all jurisdictions in which they are required to comply with applicable transfer pricing regulations, and all the transactions between any Group Company and other related Persons (including any Group Company) have been effected on an arm’s length basis. Except as disclosed in Section 3.13(d) of the Disclosure Schedule, all exemptions, reductions and rebates of Taxes granted to any Group Company by a Government Authority are in full force and effect and have not been terminated, except for any termination that would not have a Material Adverse Effect. None of the Group Companies is responsible for Taxes of any other Person by reason of contract, successor liability, operation of Law or otherwise.

(e)          The Group Companies have no plan to change method of accounting prior to the Closing Date. The transactions contemplated under this Agreement and the other Transaction Documents to which a Group Company is a party will not result in any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund being revoked, cancelled or terminated or trigger any Tax liability for the Group Companies.

Section 3.14         Material Contracts.

(a)          Section 3.14(a) of the Disclosure Schedule lists each of the following currently effective Contracts (other than the Transaction Documents or any document related to the Carved-out Business) to which a Group Company is a party or by which a Group Company is otherwise bound (each such Contract, a “Material Contract”) that:

(i)          involves payments (or a series of payments), contingent or otherwise, of US$100,000 (or the equivalent thereof in another currency) or more individually, in cash, property or services, or extends for more than one year beyond the date of this Agreement;

(ii)         is with a Government Authority;

(iii)        limits or restricts any Group Company’s ability to compete or otherwise conduct the Business in any manner, time or place, or that contains any exclusivity or change in control provision;

(iv)        grants a power of attorney, agency or similar authority, except in the ordinary course of business consistent with past practice;

(v)         relates to Indebtedness, provides for an extension of credit, provides for indemnification or any guaranty, or provides for a “keep well” or other agreement to maintain any financial statement condition of another Person;

(vi)        relates to any material Intellectual Property, other than “shrink-wrap” or “off-the-shelf” commercially available software;

(vii)       is a Control Document;

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(viii)      is a Related Party Contract that was not entered into in the ordinary course of business or on arm’s-length basis;

(ix)         is a material lease;

(x)          is outside the ordinary course of business of any Group Company involving an amount of more than US$50,000; or

(xi)         is otherwise material to any Group Company or is a Contract on which any Group Company is substantially dependent.

(b)          Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Order in any material respect, and is in full force and effect and enforceable in accordance with its terms. Such Group Company has duly performed in all material respects all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given written notice that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any written notice that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

Section 3.15         Compliance with Laws and Other Instruments.

(a)          Each Group Company is, and at all times has been, in compliance in all material respects with all Laws and Orders that are applicable to it or to the conduct or operation of the Business or the ownership or use of any of its properties, assets and Intellectual Property.

(b)          None of any Group Company nor, to the Knowledge of the Company, any of their respective officers, employees, directors, representatives, distributors or agents, has made, offered, promised, authorized or condoned, or shall make, offer, promise, authorize or condone any Prohibited Payment (as defined below) in connection with the activities of the Company or the negotiation, approval or performance of the Transaction Documents. A “Prohibited Payment” means any gift, transfer or payment of any thing of value that is (A) made in violation of the United States Foreign Corrupt Practices Act, the anti-corruption laws of the PRC or other applicable laws, (B) made to any Government Official with the intent or purpose of: (w) influencing any act or decision of such Government Official in his official capacity, (x) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, (y) securing any improper advantage, or (z) inducing such Government Official to use his influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in order to assist the Company or any of the Group Companies in obtaining or retaining business for or with, or directing business to, any Person, or (C) made to any Person while aware of a high probability that all or any portion of such thing of value would be paid, promised, offered or give to any Government Official with the intent or purpose described in subsection (B). Prohibited Payment shall not include any gift, transfer or payment of anything of value that is expressly permitted by the applicable Laws of the recipient’s country.

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(c)          None of the Group Companies is in material violation of its business license, nor is in violation of its memorandum of association or articles of association, as appropriate, or equivalent constitutive documents as in effect.

(d)           The Group Companies have obtained all material approvals and authorizations (including any and all amendments to such approvals and authorizations) from the relevant Government Authorities and have fulfilled any and all material fillings and registration requirements (including any and all amendment requirements) with the relevant Government Authorities required for the operations of the Group Companies. All material filings and registrations with the relevant Government Authorities required in respect of the Group Companies, including but not limited to the registrations with the Ministry of Commerce (or any predecessors), the Ministry of Industry and Information Technology, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, and tax bureau and the local counterpart of each of the aforementioned PRC Government Authorities, as applicable, have been duly completed in accordance with the relevant Laws. No Group Company has received any written letter or notice from any relevant Government Authority notifying it of the revocation of any material authorization of any Government Authority, permit or license issued to it for material non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company. Each Group Company has been conducting its business activities within the permitted scope of business in all material respects and is operating its businesses in compliance with all relevant Laws and Orders in all material respects.

(e)          Each holder or beneficiary owner of shares or convertible securities of the Company, including, without limitation, Ordinary Shares and Preference Shares (other than the Purchaser) (each, a “Company Security Holder”), who is subject to any of the registration or reporting requirements of Circular 37 has been in compliance in all material respects with such reporting and/or registration requirements under Circular 37 and any other then applicable SAFE Regulations (collectively, the “SAFE Regulations”). To the Knowledge of the Company, none of the Company Security Holders and the Group Companies has received any written inquiries, notifications, orders or any other written forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged material non-compliance with the SAFE Regulations and the Company and, to the Knowledge of the Company, the Company Security Holders have made all written filings, registrations, reporting or any other oral or written communications required by SAFE or any of its local branches.

(f)          (i) Neither any Group Company nor any director, officer or employee or, to the Knowledge of the Company, any agent or representative of any Group Company, is an individual or entity that is, or is owned or controlled by a Person that is: (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria) and (ii) for the past five years none of the Group Companies has knowingly engaged in, is now knowingly engaged in, and will engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

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Section 3.16         Employee Matters. Section 3.16 of the Disclosure Schedule contains a complete and correct list of all Senior Managers of the Group Companies as of the date hereof. To the Knowledge of the Company, all Senior Managers and all other full time employees of each Group Compare are devoting their full professional time to the Group Company. To the Knowledge of the Company, no employee of any Group Company is in material violation of any Law or Order, or any provision of any Contract, relating to such employee’s relationship with the Group Companies. Except for the Company Share Incentive Plan, or as required by applicable Law, or other standard employee benefits, none of the Group Companies has any Benefit Plan. For purposes hereof, “Benefit Plan” means any plan, Contract or other arrangement, formal or informal, whether oral or written, providing any benefit to any present or former officer, director or employee, or dependent or beneficiary thereof, including any employment agreement or profit sharing, deferred compensation, share option, performance share, employee share purchase, severance, retirement, health or insurance plan. To the Knowledge of the Company, no Senior Manager has tendered any resignation notice to any Group Company, and none of the Group Companies has a present intention to terminate the employment of any of the Senior Managers, except for the Persons named in a list separately provided to the Purchaser. There is no labor strike, labor slow down, labor claim, labor dispute or labor union organization activities or, to the Knowledge of the Company, threatened in writing between any Group Company and its employees. Each Group Company has complied in all material respects with all applicable Laws related to employment and related to the Benefit Plans (including Laws related to the contribution of social insurance and related benefits), employment practices generally applied to other entities in similar industry as such Group Company in the jurisdiction where such Group Company is incorporated, and the terms and conditions of employment, in each case, with respect to its employees; (b) has paid all material wages, benefits and other required payments in the ordinary course of business; (c) is not materially liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (d) other than as required by applicable Law, is not materially liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Government Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees.  No complaint or grievance relating to the labor practices of any of the Group Companies is pending or, to the Knowledge of the Company, threatened in writing against any of the Group Companies, and no material charges are pending or, to the Knowledge of the Company, threatened in writing before any Government Authority responsible for the prevention of unlawful employment practices with respect to any of the Group Companies.

Section 3.17         Transactions with Related Parties.

(a)          Other than Contracts not entered into in the ordinary course of business, all Contracts (other than (A) the Transaction Documents, (B) the employment agreements, (C) the confidential information, invention assignment, non-compete and non-solicitation agreements, and (D) the award agreements entered into pursuant to the Company Share Incentive Plan) to or by which any Group Company, on the one hand, and any Related Party, on the other hand, are or have been a party or otherwise bound or affected (the “Related Party Contracts”) are set forth in Section 3.17(a) of the Disclosure Schedule. Each Related Party Contract was made on terms and conditions as favorable to such Group Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party.

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(a)          No Related Party has any direct or indirect ownership in any Person with which any Group Company has a business relationship, or any Person that competes with or could reasonably be expected to compete with any Group Company, except for ownership of less than one percent (1%) of any class or other equity of publicly traded companies. Except for transactions in the ordinary course of the business of a Group Company on terms and conditions as favorable to the Group Companies as would have been obtainable by them at the time in a comparable arm’s-length transaction with an unrelated party, no Related Party has any Contract with, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Related Party has had, either directly or indirectly, a material interest in: (i) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (ii) any Contract to which a Group Company is a party or by which it may be bound or affected.

Section 3.18         Material Licenses. Each Group Company has all the Material Licenses for the conduct of the Business as now being conducted, and the Group Companies reasonably believe that they could obtain all the Material Licenses for the conduct of Business as currently proposed to be conducted. Section 3.18 of the Disclosure Schedule contains a complete and correct list of all Material Licenses held by each Group Company and the termination date of each such Material License. The Material Licenses currently held by the Group Company are in full force and effect for not less than one (1) year after the Closing. No other Material License is necessary for, or otherwise material to, the conduct of the Business by any such Person. The consummation of the transactions contemplated under the Transaction Documents will not result in the termination or revocation of any of the Material Licenses. None of the Group Companies is in material default under any of its Material Licenses and has not received any written notice relating to the suspension, revocation or modification of any such Material Licenses.

Section 3.19         Entire Business. There are no facilities, services, assets or properties shared with any other Person (other than with any other Group Company), which are used in connection with the Business of the Group Companies.

Section 3.20         Office or Branch Locations. Except as disclosed in Section 3.20 of the Disclosure Schedule, the Group Companies do not maintain any office or branch.

Section 3.21         Full Disclosure. Neither information provided by the Warrantors in this Agreement nor in any Exhibit or Schedule hereto contains any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

Section 3.22         Brokers. Except as disclosed in Section 3.22 of the Disclosure Schedule, no broker, finder or investment banker is entitled to receive from any Group Company any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Group Company.

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Section 3.23         Amount Due to Option Holders. The Group Companies have no outstanding payment obligations to any former or current holders of Company Share Awards due to their exercise of the Company Share Awards, through cashless exercise or other manner, or repurchase of Company Share Awards or others permitted under the Company Share Incentive Plan, other than US$2,990,000 owed to Mr. NI Jun, the chief technology officer of the Company, due to his cashless exercise of Company Share Awards pursuant to an option exercise agreement dated February 21, 2014 between the Company, Mr. NI Jun and Force Fame Limited, a holding company wholly owned by Mr. NI Jun (the “Amount Owed due to CTO Cashless Exercise”).

Section 3.24         No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the Warrantors makes any representation or warranty, express or implied, at law or in equity, with respect to any Group Company or their business, assets or properties, employees, agents, or any other information provided to the Purchaser, its Affiliates or their representatives in connection with the transactions contemplated hereby. None of the Warrantors will have or be subject to any liability or indemnification obligation to the Purchaser, its Affiliates or their representatives resulting from the distribution, or making available, to such persons, or such persons’ use of, any such information, including any documents, projections, forecasts or other materials made available to the Purchaser, its Affiliates or their representatives in connection with the transactions contemplated hereby. The Purchaser agrees that none of the Warrantors is making any representation or warranty, expressed or implied, with respect to the result of or consequences related to or arising out of the operation of the Group Companies by the Purchaser after the Closing Date.

Article IV

Representations and Warranties with Respect to Selling Shareholders

Each Selling Shareholder represents and warrants, severally and not jointly, to the Purchaser that the statements contained in this Article IV (other than Section 4.5 and Section 4.7) with respect only to such Selling Shareholder, each of the Founders represents and warrants, severally and not jointly, to the Purchaser that the statements contained in Section 4.5 with respect only to such Founder, and Baidu Holdings Limited represents and warrants to the Purchaser that the statements contained in Section 4.7, are true, correct and complete as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 4.1           Capacity.

(a)          If such Selling Shareholder is a natural person, such Selling Shareholder is of sound mind, has the legal capacity to enter into this Agreement and the other Transaction Documents to which he or she is a party, has entered into or will enter into this Agreement and the other Transaction Documents to which he or she is a party on his or her own will, and understands the nature of the obligations to be assumed by him or her under this Agreement and the other Transaction Documents to which he or she is a party.

(b)          If such Selling Shareholder is not a natural person, such Selling Shareholder is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

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Section 4.2           Authorization. Such Selling Shareholder has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Selling Shareholder is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If such Selling Shareholder is not a natural person, the execution and delivery of this Agreement and the other Transaction Documents to which such Selling Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Selling Shareholder. This Agreement has been, and each of the other Transaction Documents to which such Selling Shareholder is a party will be at or prior to the Closing, duly and validly executed and delivered by such Selling Shareholder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which such Selling Shareholder is a party will constitute, the legal, valid and binding obligations of such Selling Shareholder, enforceable against it in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 4.3           Conflicts; Consents of Third Parties.

(a)          None of the execution, delivery and performance by such Selling Shareholder of this Agreement or the other Transaction Documents to which such Selling Shareholder is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by such Selling Shareholder with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association or comparable organizational documents of such Selling Shareholder (if such Selling Shareholder is not a natural person) or (ii) any Law or Order applicable to such Selling Shareholder; in each case of (i) and (ii), except as would not, individually or in the aggregate, materially and adversely affect the ability of such Selling Shareholder to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b)          No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required to be obtained or completed by such Selling Shareholder in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by such Selling Shareholder with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except (y) where failure to obtain such consent, waiver, approval, Order, Permit or authorization, or make such declaration or filing, would not prevent or materially delay the consummation by such Selling Shareholder of the transactions contemplated by this Agreement and the other Transaction Documents to which such Selling Shareholder is a party or (z) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates (including revenues thereof).

Section 4.4           Ownership and Transfer of Shares. Such Selling Shareholder is the record and beneficial owner of the Purchased Shares of such Selling Shareholder, free and clear of all Liens. Such Selling Shareholder has the power to sell, transfer, assign and deliver its Purchased Shares as provided in this Agreement and, upon transfer and delivery of the Purchased Shares to the Purchaser and payment therefor in accordance with this Agreement and entry of the name of the Purchaser as the holder of the Purchased Shares in the register of members of the Company, such transfer and delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of all Liens. Each Purchased Share of such Selling Shareholder is duly authorized, validly issued, fully paid and non-assessable.

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Section 4.5           No Undisclosed Interest. None of the Founders and his Affiliates is, a direct or indirect participant in any joint venture, partnership or other similar arrangement, or otherwise owns or Controls (directly or indirectly) any equity interest in any Person, other than such equity interests as set forth in Section 3.4(b) or Section 3.5(a) of the Disclosure Schedule and equity interest representing no more than 1% of the issued and outstanding share capital of any Person whose shares are listed for trading on a national or international stock exchange.

Section 4.6           Brokers. Except as disclosed in Section 3.22 of the Disclosure Schedule, no broker, finder or investment banker is entitled to receive from any Group Company any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of such Selling Shareholder.

Section 4.7           Board Observer. Baidu Holdings Limited represents and warrants that its right to appoint an observer to the board of directors of the Company will terminate, effective as of and conditional upon the Closing.

Section 4.8           No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of the Selling Shareholders makes any representation or warranty, express or implied, at law or in equity, with respect to any of them or their business, assets or properties, employees, agents, or any other information provided to the Purchaser, its Affiliates or their representatives in connection with the transactions contemplated hereby. None of the Selling Shareholders will have or be subject to any liability or indemnification obligation to the Purchaser, its Affiliates or their representatives resulting from the distribution, or making available, to such persons, or such persons’ use of, any such information, including any documents, projections, forecasts or other materials made available to the Purchaser, its Affiliates or their representatives in connection with the transactions contemplated hereby. The Purchaser agrees that none of the Selling Shareholders is making any representation or warranty, expressed or implied, with respect to the result of or consequences related to or arising out of the operation of the Group Companies by the Purchaser after the Closing Date.

Article V

Representations and Warranties of Purchaser

Except as disclosed in the SEC Reports filed with, or furnished to, the SEC prior to the date hereof (other than disclosure in the SEC Reports contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof or any other disclosures of risks or uncertainties in the SEC Reports which are nonspecific, cautionary, predictive or forward-looking in nature), the Purchaser represents and warrants to the Warrantors and the Selling Shareholders that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date):

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Section 5.1           Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the Laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 5.2           Authorization. The Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and each of the other Transaction Documents to which the Purchaser is a party will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which the Purchaser is a party will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 5.3           Conflicts.

(a)          Except as may result from any facts or circumstances relating solely to the Company or any of its Affiliates (including revenues thereof), or except as contemplated by this Agreement, none of the execution, delivery and performance by the Purchaser of this Agreement or the other Transaction Documents to which the Purchaser is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association of the Purchaser; (ii) any Order or Law applicable to the Purchaser, (iii) any material Contract or material license of the Purchaser; or (iv) any Order applicable to the Purchaser or by which any of the properties or assets of the Purchaser are bound; in each case of (i) to (iv), except as would not, individually or in the aggregate, materially and adversely affect the ability of the Purchaser to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b)          No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required to be obtained or completed by the Purchaser in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by the Purchaser with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except (i) where failure to obtain such consent, waiver, approval, Order, Permit or authorization, or make such declaration or filing, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser is a party or (ii) as may be necessary as a result of any facts or circumstances relating solely to any party hereof or any of its Affiliates.

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Section 5.4           Brokers. No broker, finder or investment banker is entitled to receive from any Group Company any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Purchaser.

Section 5.5           SEC Reports.

(a)          The Purchaser has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished by it with the SEC since November 1, 2013 pursuant to the Securities Act or the Securities Exchange Act (such forms, reports and documents so filed, furnished or provided, including any amendment thereto, collectively, the “SEC Reports”).  As of their respective dates of filing (and as of the date of any amendment or incorporation by reference), each of the SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates of such SEC Report and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)          Since the date of the latest SEC Report, (i) the Purchaser and its Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) no fact or event has occurred or circumstance or change has arisen that, individually or in the aggregate, has had or would reasonably be likely to have a Purchaser Material Adverse Effect.

(c)          The financial statements (including the related notes and schedules) of the Purchaser and its consolidated Subsidiaries (the “Purchaser Financial Statements”) included in the SEC Reports (i) have been prepared in accordance with Applicable Accounting Standard applied on a consistent basis during the periods involved and (ii) fairly present in all material respects the consolidated financial position of the Purchaser and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations, shareholders’ equity and cash flows of the Purchaser and its consolidated Subsidiaries for the periods then ended.

(d)          The Purchaser and its Subsidiaries have no Liabilities that would have a Purchaser Material Adverse Effect other than (i) Liabilities reflected, accrued or reserved in the most recent audited balance sheet included in the Purchaser Financial Statements as of the date hereof, (ii) Liabilities incurred by the Purchaser or any of its Subsidiaries after the most recent audited balance sheet included in the Purchaser Financial Statements in the ordinary course of business consistent with past practice or otherwise disclosed in the SEC Reports, and (iii) Liabilities incurred in connection with this Agreement or other Transaction Documents.

Section 5.6           Share Capital.  The authorized share capital of the Purchaser consists of 4,800,000,000 Purchaser Shares and 200,000,000 Class B ordinary shares, par value US$0.00001 per share. As of the date hereof, 176,375,211 ordinary shares of the Purchaser are issued and outstanding. Since the date of the latest SEC Report, the Purchaser has not issued or sold any equity securities or any rights, warrants, convertible instruments in any form or by any nature which could directly or indirectly be convertible into or exchangeable for equity securities of the Purchaser, except for options, restricted share units or other awards granted under the Purchaser Share Incentive Plan that entitle the holders thereof to receive Purchaser Shares upon the vesting or exercising of such awards and Purchaser Shares issued pursuant to the awards granted under the Purchaser Share Incentive Plan. The Share Portion of Purchase Price, when issued in accordance with the terms hereof and entered in the register of members of the Purchaser, shall be duly authorized, validly issued, fully paid and non-assessable and free from any Liens, except for any transfer restrictions imposed under Rule 144 under the Securities Act and other applicable Securities Laws and Section 6.21 of this Agreement. The holding period applicable to the Share Portion of Purchase Price held by a Selling Shareholder, if such Selling Shareholder is not an Affiliate of the Purchaser, under Rule 144 shall be no more than six (6) months after the date of issuance by the Purchaser. Assuming there is no issuance of any equity securities or any rights, warrants, convertible instruments in any form or by any nature which could directly or indirectly be converted into or exchanged for equity securities of the Purchaser after the date hereof other than expressly contemplated hereunder, the Share Portion of Purchase Price represents in aggregate 2.7% of the Purchaser’s total outstanding ordinary shares immediately after the Closing.

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Section 5.7           Funding.  The Purchaser has sufficient funds to pay the Cash Portion of Purchase Price as of the Closing Date and any other amounts required to be paid at or after Closing in connection with the consummation of the transactions contemplated hereby.

Section 5.8           Compliance with Laws.  Each of Purchaser and its consolidated Subsidiaries:  (i) is conducting its business in compliance with Laws and governmental Orders, in each case to the extent applicable to Purchaser and its Subsidiaries, in all material respects; and (ii) has and is in all material respects in compliance with all governmental authorizations necessary to permit it to lawfully conduct its business as presently conducted, and has made all filings, applications and registrations with all Governmental Authorities that are required in order to own or lease their properties and to lawfully operate its business as presently conducted.

Section 5.9           Full Disclosure. Neither information provided by the Purchaser in this Agreement nor in any Exhibit or Schedule hereto contains any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

Section 5.10         No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Purchaser makes no representation or warranty, express or implied, at law or in equity, with respect to it or its business, assets or properties, employees, agents, or any other information provided to the Warrantors and the Selling Shareholders, their Affiliates or their representatives in connection with the transactions contemplated hereby. The Purchaser will not have or be subject to any liability or indemnification obligation to the Warrantors or the Selling Shareholders, their Affiliates or their representatives resulting from the distribution, or making available, to such persons, or such persons’ use of, any such information, including any documents, projections, forecasts or other materials made available to the Warrantors and the Selling Shareholders, its Affiliates or their representatives in connection with the transactions contemplated hereby.

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Article VI

Covenants

Section 6.1           Access to Information. Following the date hereof until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1, subject to applicable Law or the terms of any Contract to which any Group Company is subject, the Purchaser shall be entitled to make, during normal business hours, such investigation of the properties, assets, businesses and operations of the Group Companies and such examination of the books and records of the Group Companies as it may reasonably request from time to time upon reasonable advance notice to the relevant Group Company and to make extracts and copies of such books and records, provided that the Company or the other Warrantors shall not be required to (A) take or allow actions that would unreasonably interfere with the operation of the business of any Group Company, or (B) provide access to or furnish any information if the Company reasonably believes that refusal to provide access or furnish information is necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or core or sensitive operating data or for other similar reasons. Subject to the Purchaser’s compliance with the preceding sentence, the Company and the other Warrantors shall cause the Group Companies and each of the Group Companies’ respective Senior Managers, directors, accountants, attorneys and other representatives to: (a) afford the officers, accountants, attorneys and other representatives of the Purchaser access, during regular business hours, to the offices, properties, facilities, books and records of each Group Company, and (b) furnish to the officers, accountants, attorneys and other representatives of the Purchaser such additional financial data and other information regarding the assets, properties, liabilities and goodwill of each Group Company as the Purchaser may from time to time request.

Section 6.2           Notice of Developments.

(a)          Following the date hereof until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1, each Selling Shareholder and the Warrantors shall promptly notify the Purchaser in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant or agreement of such Selling Shareholder or the Warrantors in this Agreement, as the case may be, which could have the effect of making any representation or warranty of such Selling Shareholder or the Warrantors, as the case may be, untrue or incorrect in any respect, or which could result in any of the conditions set forth in Section 7.1 and Section 7.2 not to be satisfied on or before the Long Stop Date. Following the date hereof until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1, the Warrantors shall promptly notify the Purchaser in writing of all other material developments affecting the assets, Liabilities, business, financial condition, operations, result of operations, client relationships, employee relations, projections or prospects of any Group Company.

(b)          Following the date hereof until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1, the Purchaser shall promptly notify the Selling Shareholders and the Warrantors in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant or agreement of the Purchaser in this Agreement, which could have the effect of making any representation or warranty of the Purchaser untrue or incorrect in any respect, or which could result in any of the conditions set forth in Section 7.1 and Section 7.3 not to be satisfied on or before the Long Stop Date.

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Section 6.3           Conduct of the Business Pending the Closing. Between the date hereof and the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1, except (x) as required by applicable Law, (y) as otherwise required by this Agreement or at the Purchaser’s request or with the Purchaser’s permission, including without limitation any action taken for the purpose of carving out the Carved-out Business, or (z) with the prior written consent of the Purchaser, the Company shall, and shall cause the other Group Companies to, and the Warrantors shall cause the Company and the other Group Companies to:

(a)          conduct the respective Businesses of the Group Companies in the ordinary course and consistent with the Group Companies’ past practice;

(b)          not increase its indemnification protection currently available to the directors and officers of the Group Companies;

(c)          use their commercially reasonable efforts to (i) preserve the present business operations, organization and goodwill of the Group Companies, (ii) keep available the services of its current officers and employees, (iii) preserve the present relationships with clients of the Group Companies, and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Warrantors or the Selling Shareholders in this Agreement to be untrue or result in a breach of any covenant made by the Warrantors or any Selling Shareholder in this Agreement; and

(d)          not take any of the actions enumerated in Section 3.9.

Section 6.4           [Intentionally Left Blank.]

Section 6.5           Further Assurances. Each Party shall use (and the Company shall cause each other Group Company to use) its commercially reasonable efforts to (a) take all actions necessary or appropriate and do all things (including to execute and deliver documents and other papers) necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

Section 6.6           Confidentiality and Publicity.

(a)          Each Party agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to treat and hold as confidential (and not disclose or provide access to any Person to) all confidential or proprietary information with respect to the other parties, the Business or the Group Companies or relating to the transactions contemplated hereby; provided, however, that this Section 6.6(a) shall not apply to (i) any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by any Party or any of its agents, representatives, Affiliates, employees, officers or directors, or (ii) any information that is required to be disclosed by Law or Government Authority, provided that in such event (except that information is required to be disclosed in the Purchaser’s filing or reporting with the SEC as required under applicable securities law, including the Purchaser’s annual report on Form 20-F) the Party being required to make such disclosure shall provide the other Parties with prompt written notice of such requirement so that such other Party or Parties may seek a protective order or other remedy or waive compliance with this Section 6.6(a) and, in the event that such protective order or other remedy is not obtained, or such other Party or Parties waive compliance with this Section 6.6(a), the Party being required to make such disclosure shall furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

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(b)          No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser (in the case of a proposed release or announcement by any Selling Shareholder or the Company) or of the Company and the Selling Shareholders holding at least a majority of interest in the share capital of the Company on a fully diluted and as converted basis (in the case of a proposed release or announcement by the Purchaser), unless otherwise required by Law or Government Authority.

Section 6.7           No Promotion. Without the prior written consent of or otherwise agreed in writing to by the other relevant Party and, in the case of the Purchaser being the other relevant Party, whether or not the Purchaser is then a shareholder of the Company and whether or not the Closing is consummated, no Party shall and shall cause its Affiliates not to:

(a)          use in advertising, publicity, announcements, or otherwise, the name of such other relevant Party, either alone or in combination of, including, in the case of Purchaser being the other relevant Party, “58.com”, “58同城”, the associated devices and logos of the above brands, or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by the Purchaser or any of its Affiliates; or

(b)          represent, directly or indirectly, that any product or services provided by any such Party has been approved or endorsed by the other relevant Party or any of its Affiliates.

Section 6.8           Exclusivity. Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1, none of the Warrantors or any of their respective Affiliates, officers, directors, representatives or agents shall, and the Warrantors shall cause the other Group Companies and their respective Affiliates, officers, directors, representatives and agents to not, (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the equity interests in the Company or any other Group Company or all or any material portion of the assets of the Group Companies, or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to any Group Company, or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Warrantors immediately shall, and the Warrantors immediately shall cause the other Group Companies to, cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Warrantors shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Warrantors agree not to, and the Warrantors shall cause the other Group Companies not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Warrantor or Group Company is a party.

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Section 6.9           Tax Filing.

(a)          The Parties hereby acknowledge, covenant and agree that, subject to Section 6.9(c), (i) the Purchaser shall have no obligation to pay any Tax of any nature that is required by applicable Law to be paid by any Selling Shareholder or its Affiliates or their respective direct and indirect partners, members and shareholders arising out of the transactions contemplated by this Agreement and the other Transaction Documents; and (ii) each Selling Shareholder agrees to bear and pay any Tax of any nature that is required by applicable Laws to be paid by it arising out of the transactions contemplated by this Agreement and the other Transaction Documents.

(b)          Each of the Selling Shareholders shall, at their own expenses, as soon as possible within thirty (30) days following the Closing Date (and in any event within the period required by Circular 7), and the Purchaser shall assist each Selling Shareholder to, duly and properly make with the applicable PRC Taxing Authority (being the PRC Taxing Authority to which such filings are to be made pursuant to applicable Law) (the “Relevant PRC Tax Authority”) the relevant Tax filings and disclosures that are required by (and shall make such filings and disclosures in accordance with the requirements of) applicable Law (including Circular 7) in connection with the transactions contemplated hereby. After such Tax filing, each Selling Shareholder agrees to use its commercially reasonable efforts to promptly submit all documents supplementally requested by the Relevant PRC Tax Authority in connection with such Tax filing, and give regular updates to the Purchaser and the Company as to the determination (and delivers to the Purchaser and the Company assessment notices, if any, issued by the Relevant PRC Tax Authority in connection with such determination).

(c)          To the extent that any Selling Shareholder is determined by the Relevant PRC Tax Authority to be required by applicable Law (including Circular 7) to pay Taxes in connection with the transactions contemplated by this Agreement, the Purchaser shall, within such period of time as required by the Relevant PRC Tax Authority, pay such Taxes out of the Withheld Amount for such Selling Shareholder in the Withheld Funds, and shall provide such Selling Shareholder, as soon as reasonably practicable, with evidence that such Taxes have been paid in the form of a receipt of payment issued by the Relevant PRC Tax Authority, and the Withheld Amount for each Selling Shareholder in the Withheld Funds shall be deemed to have been reduced by the amount of Taxes paid for such Selling Shareholder.

(d)          The Purchaser shall indemnify and hold harmless such Selling Shareholder damages, costs, expenses, or liabilities arising out of, resulting from or in connection with the delay or failure of the Purchaser to pay Taxes out of the Withheld Amount for such Selling Shareholder as a result of the Purchaser’s willful act or gross negligent under Section 6.9(c) on behalf of such Selling Shareholder.

(e)          Notwithstanding anything in this Agreement to the contrary, each Founder shall cooperate with the Company as and to the extent reasonably requested by the Company in connection with the filing of any Tax Returns and in any threatened or actual proceeding with respect to Taxes, including the retention and (upon request) the provision of records.

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Section 6.10         Consent and Waiver.

(a)          The Company and each Selling Shareholder hereby irrevocably consents to the transactions contemplated hereby and by the other Transaction Documents, and the Carve-Out Plan and hereby irrevocably waives, subject to the Closing taking place, any protective provision, veto rights, right of first refusal, right of first offer, pre-emptive right, co-sale right, or any similar rights that the Company or such Selling Shareholder, as applicable, may have, whether pursuant to the Existing Shareholders Agreements or the Existing Articles or otherwise, in respect of the transactions contemplated hereby and by the other Transaction Documents.

(b)          Each Selling Shareholder hereby irrevocably consents to the conversion, effective as of and conditional upon the Closing, of each of its Purchased Shares (to the extent not already an Ordinary Share) into Ordinary Shares as contemplated by Section 2.7 (including, if such Selling Shareholder is a Breaching Selling Shareholder, the conversion contemplated by Section 2.8(b)).

(c)          Each Selling Shareholder hereby irrevocably consents to the allocation of the Aggregate Purchase Price among the Selling Shareholders and the Purchase Price for their respective Purchased Shares as contemplated by Schedule A, and agrees that such allocation is consistent with the provisions of the Existing Shareholders Agreements and/or the Existing Articles.

Section 6.11         Mutual Release and Discharge.

(a)          Effective as of and contingent upon the Closing, to the fullest extent permitted by applicable Law, each of the Selling Shareholders and Founders, on behalf of itself and on behalf of its shareholders or members, as applicable, assigns and beneficiaries (collectively, the “Shareholder Releasing Persons”), hereby knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, acquits and forever discharges each Group Company, as applicable, assigns and beneficiaries (collectively, the “Shareholder Released Persons”) from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, debts, demands, damages, costs, expenses, compensation or liabilities of every kind and any nature whatsoever (“Released Claims”), which such Shareholder Releasing Persons, or any of them, had, has, or may have had arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising or existing, or occurring, in whole or in part, at any time in the past until and including the Closing against any of the Shareholder Released Persons with respect to any Group Company, in each case arising out of, relating to or in connection with such Selling Shareholder’s investment in securities in any Group Company, the Existing Articles and/or the Existing Shareholders Agreements (the “Shareholder Release”). The Shareholder Release shall be effective as a full, final and irrevocable accord and satisfaction and release of all of the Released Claims.

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(b)          Effective as of and contingent upon the Closing, each of the Shareholder Releasing Persons hereby irrevocably and unconditionally covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Shareholder Released Person, based upon the Shareholder Release or to seek to recover any amounts in connection therewith or thereunder from and after the Closing. Any Shareholder Released Person may plead this Release as a complete bar to any Released Claims brought in derogation of this covenant not to sue.

(c)          Effective as of and contingent upon the Closing, to the fullest extent permitted by applicable Law, each of the Company (on behalf of itself and the other Group Companies) and the Purchaser, on behalf of itself and on behalf of its shareholders or members (other than, for the avoidance of doubt, the Shareholder Releasing Persons), as applicable, assigns and beneficiaries (collectively, the “Company Releasing Persons”), hereby knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, acquits and forever discharges each Shareholder Releasing Person and its shareholders or members, as applicable, assigns and beneficiaries (collectively, the “Company Released Persons”) from any and all Released Claims, which such Company Releasing Persons, or any of them, had, has, or may have had arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising or existing, or occurring, in whole or in part, at any time in the past until and including the Closing against any of the Company Released Persons with respect to any Shareholder Releasing Person, including such Shareholder Releasing Person’s investment in securities in any Group Company or arising out of, relating to or in connection with the Existing Articles and/or the Existing Shareholders Agreements (the “Company Release”). The Company Release shall be effective as a full, final and irrevocable accord and satisfaction and release of all of the Released Claims.

(d)           Effective as of and contingent upon the Closing, each of the Company (on behalf of itself and the other Group Companies) and the Purchaser hereby irrevocably and unconditionally covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Company Released Person, based upon the Company Release or to seek to recover any amounts in connection therewith or thereunder from and after the Closing.  Any Company Released Person may plead this Company Release as a complete bar to any Released Claims brought in derogation of this covenant not to sue.

(e)          Each of the Shareholder Releasing Persons, the Company (on behalf of itself and the other Group Companies) and the Purchaser, agrees that if it violates any provision of this Section 6.11, it will pay the costs and expenses of defending against any related or resulting Legal Proceedings incurred by the none-breaching parties, including attorney’s fees.

Section 6.12         Termination of Prior Agreements. Each of the Company and the Selling Shareholders acknowledge and agree that, as of the Closing, the Existing Shareholders Agreements and the Management Rights Letters (which the Selling Shareholders agree to be all the management rights letters or agreements providing them with information rights or management rights by the Company) shall immediately terminate and cease to have any force or effect, without the need for any further action by any party thereto to effect or evidence such termination and without any Liabilities to any Group Company.

Section 6.13         SAFE Regulations. Each Warrantor (other than the Company), to the extent it is subject to or under the jurisdiction of the SAFE Regulations, hereby undertakes to the Company and the Purchaser that it will, and each Warrantor hereby undertakes to the Purchaser to procure that each other shareholder of the Company and holder of any Company Share Award will, comply in all material respects with the requirements of the SAFE Regulations in connection with the transactions contemplated hereby, including to timely and properly make all such filings and registrations, or amend the applicable existing filings and registrations, as applicable, required under Circular 37 in connection with the transactions contemplated hereby.

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Section 6.14         Pre-Closing Notifications.

(a)          Within one (1) day following the date of this Agreement, the Company shall deliver to the Purchaser a written statement, duly executed by an authorized signatory of the Company, setting forth the Company’s good faith calculation of the fees and expenses of the external advisors of the Company in connection with the transactions contemplated hereby and by the other Transaction Documents that have been or will be paid by the Company (the “Estimated Selling Expenses”), including reasonable details of such calculation, and invoice issued by or written confirmation from the external advisors confirming the amount of fees and expenses payable to them by the Company. To the extent that the Purchaser has deducted the Estimated Selling Expenses from the Cash Portion of Purchase Price pursuant to Section 2.6(a), the Purchaser shall pay in full the Estimated Selling Expenses to each external advisor pursuant to such written statement and evidence within five (5) Business Days after the Closing or such shorter period as provided by the agreement signed by such external advisor and the Company. Each external advisor set forth in such written statement shall be third party beneficiary to this Section 6.14(a), and shall have the right to enforce the provisions of this Section 6.14(a) directly to the extent such external advisor may deem such enforcement necessary or advisable to protect its rights hereunder.

(b)          Within one (1) day following the date of this Agreement, the Company shall deliver to the Purchaser a written statement, duly executed by an authorized signatory of the Company, setting forth with respect to each Selling Shareholder, details of a bank account or bank accounts designated by such Selling Shareholder at a bank or banks outside the PRC (or a bank account or bank accounts designated by such Selling Shareholder at a bank or banks within the PRC capable of receiving international wires in US$) for purposes of receiving the payment of the Cash Portion of Purchase Price for such Selling Shareholder at the Closing (the “Selling Shareholder Bank Account” of such Selling Shareholder). Each Selling Shareholder hereby agrees, acknowledges and confirms that any amount of payment by or on behalf of the Purchaser into the Selling Shareholder Bank Account of such Selling Shareholder shall constitute full performance and discharge of the Purchaser’s obligation, as applicable, to pay such amount to such Selling Shareholder under this Agreement.

Section 6.15         [Intentionally Left Blank]

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Section 6.16         Registrations and Filings. Immediately after the Closing and in no event later than three (3) months after the Closing, each Outgoing Domestic Company Shareholder shall, and shall cause the existing legal representative, directors (or executive director) and supervisor of each of the Domestic Subsidiaries and the Domestic Company to, take all actions and execute all documents as reasonably required by the Purchaser for (i) the de-registration of the equity pledge as contemplated under the Control Documents with the local counterpart of the State Administration for Industry and Commerce, (ii) the registration with the local counterpart of the State Administration for Industry and Commerce of the transfer of all equity interests of the Domestic Company from the Outgoing Domestic Company Shareholders to the Purchaser Domestic Company Shareholder, amendment of the articles of association of the Domestic Company, and change of the legal representative, board chairman, directors and supervisor of the Domestic Company; and (iii) the filing and registration with the local counterpart of each of the Ministry of Commerce and the State Administration for Industry and Commerce of the change of the legal representative, board chairman, directors and supervisor of each Domestic Subsidiary. The Purchaser shall indemnify and hold harmless each Outgoing Domestic Company Shareholder, its assigns and beneficiaries, against any Tax liability arising from the transfer of all equity interests of the Domestic Company from the Outgoing Domestic Company Shareholders to the Purchaser Domestic Company Shareholder, to the extent that the total amount of such Tax liability does not exceed RMB800,000.

Section 6.17         Non-Compete; Non-solicitation.

(a)          Each of the Founders undertakes to the Purchaser that he will not, and he will procure that none of his Affiliates will, for a period of two (2) years starting from the Closing Date, directly or indirectly: (i) participate, assist, engage or be interested in, any business or entity in any manner, which is in competition with the business of listing advertisement for realtor and realtor firms, and advertisement for newly developed properties or (ii) solicit in any manner any person who is or has been a customer or client of any Group Company for the purpose of offering to such person any goods or services competing with any of the businesses conducted by any Group Company at any time prior to the Closing, provided, however, that the following shall not constitute a breach of this Section 6.17(a): (i) holding ownership of less than one percent (1%) of any class or other equity of publicly traded companies whose business is in competition with the business carried on by any Group Company, (ii) holding the Purchaser Shares, and (iii) the business of providing mobile platform based real estate transaction O2O services that do not include the business of listing advertisement for realtor and realtor firms and advertisement for newly developed properties.

(b)          Each of the Founders undertakes to the Purchaser that he will not, and he will procure that none of his Affiliates will, (i) solicit or entice away, or endeavor to solicit or entice way, or actually employ (including part time) any employees of the Group Companies with a title of vice president or above, within two years starting from the Closing Date, unless otherwise agreed to in writing by the Purchaser, or (ii) solicit or entice away, or endeavor to solicit or entice way, or actually employ (including part time) any other employees of the Group Companies within twelve (12) months starting from the Closing Date. For the avoidance of doubt, hiring of (i) any employee of any Group Company with a title below vice president after twelve (12) months following the Closing Date, or (ii) any Person named in a list separately provided to the Purchaser under Section 3.16, shall not constitute a breach of this Section 6.17(b).

Section 6.18         US$10 Million RSUs. Within three (3) months following the Closing Date, the Purchaser shall grant restricted share units (“Awards”) with an aggregate value of US$10,000,000 determined based on the closing price of the Purchaser Shares as quoted on the New York Stock Exchange on the grant date to the full-time employees of Group Companies, to be determined by the board of directors of the Purchaser acting in good faith, with the terms and conditions of the Awards being subject to the Purchaser Share Incentive Plan effective at the time. The board of directors of the Purchaser shall have the discretion to determine, subject to the Purchaser Share Incentive Plan effective at the time, the number of Awards to be granted to each awardee, and other terms and conditions of any Award granted, provided, however, that the vesting schedule and exercise mechanism shall be determined based on the same standards, procedures and conditions that are applicable to the Purchaser’s other employees in same or similar positions, treading all holders of Purchaser RSUs fairly.

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Section 6.19         Resignation as CEO. As soon as practicable after the Closing, Mr. Liang Weiping shall resign from the position of chief executive officer of the Company.

Section 6.20         Indemnity of Officers and Directors. The Purchaser shall, and shall cause the Company and its Subsidiaries to, comply with the protection and indemnification obligations currently afforded to the directors and officers of the Group Companies, as provided for in the organizational documents of the Company and its Subsidiaries and any indemnification agreements in effect as of the date hereof (to the extent consistent with applicable Law).

Section 6.21         Lock-up. Each of the Selling Shareholders who will receive Purchaser Shares as part or all of the Purchase Price for the Purchased Shares of such Selling Shareholder at the Closing (the “Locked-up Selling Shareholders”) shall not directly or indirectly sell, transfer, pledge, encumber, assign, loan, or otherwise dispose of (any of the foregoing, a “Transfer”) any portion or interest of the Purchaser Shares acquired hereunder, without the prior written consent of the Purchaser for a period of six (6) months following the Closing Date, other than to any Affiliate of Locked-up Selling Shareholders, provided, however, that in such case, it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding such Locked-up Selling Shareholder’s Purchaser Shares subject to the provisions of this lock-up provision and there shall be no further Transfer except in accordance with this lock-up provision. Any purported sell, transfer, pledge, encumber, assign, loan, or disposal of the Purchaser Shares in violation of the foregoing sentence without prior written consent of the Purchaser shall be null and void.

Section 6.22         Amount Owed due to CTO Cashless Exercise. The Purchaser shall pay to Mr. NI Jun an amount equal to (A) US$2,990,000 less (B) the amount of Taxes that should be withheld from or paid by such holder in connection with his cashless exercise of Company Share Awards pursuant to the option exercise agreement dated February 21, 2014, to the extent not already withheld or paid, on the Closing Date by wire transfer of immediately available funds in US$ to a bank account designated by him in writing at least three (3) Business Days prior to the Closing. Mr. NI Jun is expressly made a third party beneficiary to this Section 6.22, and shall have the right to enforce the provisions of this Section 6.22 directly to the extent he may deem such enforcement necessary or advisable to protect his rights hereunder. The Purchaser shall, within such period of time that is required by applicable Taxing Authority, pay or cause the applicable Group Company to pay, the withheld amount on behalf of Mr. NI Jun to the applicable Taxing Authority with respect to the Amount Owed due to CTO Cashless Exercise, and shall obtain a confirmation or other written proof that the withholding Tax has been duly paid by the Purchaser (or the relevant Group Company) on behalf of Mr. NI Jun. To the extent that there is any residual amount after such Tax payment, the Purchaser shall as soon as reasonably practicable after obtaining such confirmation or other proof from the Taxing Authority (but in any event no later than twenty (20) Business Days after receiving such confirmation or proof), return such residual amount, together with interest accrued thereon, if any, to Mr. NI Jun by wire transfer of immediately available funds to the account designated by Mr. NI Jun and notified to the Purchaser in writing at least three (3) Business Days prior to the Closing.

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Section 6.23         Departing Employees. Within three (3) days after the Closing, the Warrantors shall have caused all the Persons named in a list separately provided to the Purchaser to resign from the relevant Group Companies.

Article VII

Conditions to Closing

Section 7.1           Conditions Precedent to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by such Party, in its sole discretion, in whole or in part to the extent permitted by applicable Law):

(a)          there shall not be in effect any Law or Order by a Government Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b)          no Legal Proceeding shall have been commenced by or before any Government Authority against such Party seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which would render it impossible or unlawful to consummate such transactions, provided, however, that the provisions of this Section 7.1(b) shall not apply if such Party has directly or indirectly solicited or encouraged any such Legal Proceeding.

Section 7.2           Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following additional conditions (any or all of which may be waived by the Purchaser, in its sole discretion, in whole or in part to the extent permitted by applicable Law):

(a)          (i) the representations and warranties in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b), Section 3.5(a) and Section 3.5(b) (the foregoing representations and warranties, collectively, the “Company Fundamental Warranties”) and the representations and warranties in Section 4.1, Section 4.2, Section 4.3(a) and Section 4.4 (the foregoing representations and warranties, collectively, the “Selling Shareholder Fundamental Warranties”) shall be true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date), and (ii) the representations and warranties set forth in Article III and Article IV (other than those representations and warranties enumerated in this Section 7.2(a)(i)) (A) that are not qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall have been true and correct in all respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, and (B) that are qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall have been true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, in each case of (A) and (B), other than such representations and warranties that relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date);

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(b)          (i) the Company shall have performed and complied with, or caused the performance of and compliance with, the obligations under the Carve-out Plan to be performed or complied with on or prior to the Closing Date, and (ii) each of the Company and the Selling Shareholders shall have performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement to be performed or complied with by such Party on or prior to the Closing Date;

(c)          from and after the date hereof, there shall have been no change, event, effect or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(d)          the Purchaser shall have received a certificate signed by an authorized signatory of the Company and each Selling Shareholder, dated the Closing Date, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;

(e)          the memorandum and articles of association of the Company shall have been duly amended and restated in the form of the Amended Articles;

(f)          each Outgoing Director shall have resigned as a member of the board of directors of the Company (and as officer, director, and/or supervisor of all other Group Companies if such Outgoing Director also serves any such position), and the Purchaser Director shall have been duly appointed to the board of directors of the Company;

(g)          the Purchaser shall have received duly executed resignation and release letters, dated as of the Closing Date and in the form of Exhibit B, duly executed by each of the existing directors of the HK Subsidiaries evidencing their resignation as members of the board of directors of the Company (and as officer, director, supervisor and/or observer of all other Group Companies if such person also serves any such position);

(h)          the Purchaser shall have received (A) equity transfer agreements, dated as of the Closing Date, duly executed and delivered by each of the Outgoing Domestic Company Shareholders transferring their entire entity interests in the Domestic Company to the Purchaser Domestic Company Shareholder, (B) an amendment to the existing articles of association of the Domestic Company to reflect the transfer of equity interests, (C) a resolution or written decision from the shareholder(s) of the Domestic Company approving the change of shareholders and amendment of the articles of association, (D) application form(s) issued by and reasonably obtainable from the local counterpart of State Administration of Industry and Commerce for the change of shareholders, and the amendment to the articles of association, duly executed by the Domestic Company’s existing legal representative and affixed with its company seal, (E) termination agreement, dated as of the Closing Date, duly executed and delivered by each of the Outgoing Domestic Company Shareholders, the Domestic Company and the WFOE terminating the Control Documents to which any of the Outgoing Domestic Company Shareholders is a party, (F) a resolution or written decision from the shareholders of each of the Domestic Company and the WFOE approving the termination of the Control Documents, and (G) application documents and form(s) required by and reasonably obtainable from the local counterpart of the State Administration of Industry and Commerce for de-registration of equity interest pledge contemplated under the Control Documents, duly executed by each of the existing shareholders of the Domestic Company.

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(i)          the Purchaser shall have received, with respect to each Domestic Subsidiary and the Domestic Company, (A) signed resignation letter from the existing legal representative, the existing board chairman and the existing directors(or the existing executive director) and the existing supervisor of such Person, expressed to take effect from the Closing; (B) a resolution or written decision from the shareholder(s) of each such Person approving (i) the removal of the existing legal representative, chairman of the board of directors and directors (or executive director), and supervisor of such Person; and (ii) the appointment of the Purchaser’s nominees as the legal representative, the board chairman, the directors, and the supervisor of such Person, expressed to take effect from the Closing; and (C) application documents and form(s) required by and reasonably obtainable from the local counterpart of the Ministry of Commerce (as applicable) and the State Administration of Industry and Commerce for the change of legal representative, board chairman and directors (or executive director) and supervisor, the amendment to the articles of association, signed by its existing legal representative and affixed with its company seal;

(j)          the Purchaser shall have received (i) from Conyers Dill & Pearman, Cayman Islands counsel to the Company and the Selling Shareholders, a legal opinion in form and substance reasonably satisfactory to the Purchaser; and (ii) from Fangda Partners, PRC counsel to the Company and the Selling Shareholders, a legal opinion in form and substance reasonably satisfactory to the Purchaser, in each case of (i) and (ii), addressed to the Company and dated as of the Closing Date;

(k)          the Purchaser shall have received a written confirmation from each of the Persons that transferred any of the equity interests in the Domestic Company (other than Mr. Chen Weixing in connection with the transfer of equity interest in the Domestic Company held by him pursuant to a transfer agreement dated as of August 10, 2007 and a transfer agreement dated as of August 24, 2007, in each case by and between Mr. Chen Weixing and Mr. Liang Weiping) to any other Person prior to the date hereof, acknowledging that the consideration payable to him/her for the transfer of such equity interests have been waived by him/her and he has no rights in or claim to such transferred equity interests; and

(l)          all domain names set forth under Schedule F shall have been transferred to a Group Company without consideration.

Section 7.3           Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following additional conditions (any or all of which may be waived by the Company in its sole discretion in whole or in part to the extent permitted by applicable Law):

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(a)          the representations and warranties in Section 5.1, Section 5.2, Section 5.3(a) and Section 5.6 (the foregoing representations and warranties, collectively, the “Purchaser Fundamental Warranties”) shall be true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, and (ii) the representations and warranties of the Purchaser set forth in this Agreement (other than the Purchaser Fundamental Warranties) shall have been true and correct in all respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing; and

(b)          the Purchaser shall have performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

Section 7.4           Conditions Precedent to Obligations of the Selling Shareholders. The obligations of the Selling Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following additional conditions (any or all of which may be waived by the Selling Shareholders in whole or in part to the extent permitted by applicable Law):

(a)          the Purchaser Fundamental Warranties shall be true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, and (ii) the representations and warranties of the Purchaser set forth in this Agreement (other than the Purchaser Fundamental Warranties ) shall have been true and correct in all respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing; and

(b)          the Purchaser shall have performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

Article VIII

Termination

Section 8.1           Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a)          by the Purchaser if, between the date hereof and the Closing, (i) there is a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of the Company or any Selling Shareholder set forth in this Agreement and (ii) such breach or failure to perform would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied on or before the Long Stop Date and cannot be cured, or if curable, is not cured within twenty (20) days after written notice of such breach is given to the Company or the Selling Shareholders by the Purchaser;

(b)          by the Company if, between the date hereof and the Closing, there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied on or before the Long Stop Date and cannot be cured, or if curable, is not cured within twenty (20) days after written notice of such breach is given to the Purchaser by the Company;

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(c)          by the Selling Shareholders if, between the date hereof and the Closing, there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 7.1 or Section 7.4 not to be satisfied on or before the Long Stop Date and cannot be cured, or if curable, is not cured within twenty (20) days after written notice of such breach is given to the Purchaser by the Selling Shareholders;

(d)          by the Purchaser on or after the Long Stop Date if the Closing shall not have occurred by the close of business on the Long Stop Date, provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Purchaser if its failure to perform any of its obligations under this Agreement shall have resulted in the failure of the Closing to be consummated by the Long Stop Date;

(e)          by the Company and the Selling Shareholders, acting jointly, on or after the Long Stop Date if the Closing shall not have occurred by the close of business on the Long Stop Date, provided that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Company and the Selling Shareholders if the failure by the Company or any Selling Shareholder to perform any of its obligations under this Agreement shall have resulted in the failure of the Closing to be consummated by the Long Stop Date;

(f)          by the Purchaser pursuant to Section 2.8(a)(iii); or

(g)          by mutual written consent of the Company, the Selling Shareholders and the Purchaser.

Section 8.2           Procedure Upon Termination. In the event of termination by the Purchaser, the Company or the Selling Shareholders pursuant to Section 8.1 hereof, written notice of such termination shall forthwith be given to the other Parties, and this Agreement shall thereupon terminate without further action by any Party.

Section 8.3           Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 8.1 and Section 8.2, each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any Party; provided, that no such termination shall relieve any Party hereto from liability for a breach of any of its covenants or agreements or its representations and warranties contained in this Agreement prior to the date of termination, and provided, further, that Article I, Section 6.6, Section 6.7, this Section 8.3, and Article X shall survive any such termination.

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Article IX

INDEMNIFICATION

Section 9.1           Survival of Representations, Warranties and Covenants. The representations and warranties of each Party contained in this Agreement shall survive the Closing until the date that is eighteen (18) months following the Closing Date; provided, however, the Company Fundamental Warranties, the Selling Shareholder Fundamental Warranties and the Purchaser Fundamental Warranties shall survive the Closing indefinitely, and the representations and warranties set forth in Section 3.13 (Taxes) shall survive the Closing until sixty (60) days after the applicable statute of limitations governing claims arising thereunder. Notwithstanding the foregoing, the covenants or other agreements of the Company, the Selling Shareholders and/or the Purchaser contained in this Agreement that by their terms are to be performed after the Closing shall survive the Closing in accordance with their terms, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party that is the beneficiary of such covenants or agreements. If written notice of a claim for indemnification has been given in accordance with Section 9.2 prior to the expiration of the applicable representations, warranties or covenants, then the relevant representations, warranties or covenants shall survive as to such claim, until such claim has been finally resolved.

Section 9.2           Indemnification.

(a)          Indemnification by Selling Shareholders. From and after the Closing, each of the Selling Shareholders shall, severally and not jointly, indemnify, defend and hold harmless the Purchaser and its Affiliates (including, for the avoidance of doubt, the Group Companies from and after the Closing) and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against all Liabilities, losses, damages, diminution in value, claims, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the investigation or defense of any of the same or in responding to or cooperating with any governmental investigation), interest, awards, judgments, fines and penalties actually suffered or incurred by the Purchaser Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) (hereinafter “Purchaser Losses”) directly arising out of or relating to:

(i)           any untrue representation or warranty or breach thereof set forth in Article IV by such Selling Shareholder under this Agreement; or

(ii)         any breach or non-fulfillment of any covenant or obligation to be performed by any Selling Shareholder under this Agreement.

(b)          Indemnification by Warrantors. From and after the Closing, each of the Warrantors shall, severally and jointly, indemnify, defend and hold harmless (to the fullest extent permitted by applicable Law) the Purchaser Indemnitees from and against all Purchaser Losses directly arising out of or relating to:

(i)          any untrue representation or warranty or breach thereof set forth in Article III;

(ii)         any breach or non-fulfillment of any covenant or obligation to be performed by any Warrantor under this Agreement;

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(iii)        any Tax obligations of the Group Companies for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date, except to the extent that such Taxes are reserved in the Financial Statements; provided that, in the case of any Straddle Period, (A) the amount of any Taxes of the Group Companies based upon or measured by net income or gain which relate to the portion of the Straddle Period through the end of the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date, and (B) the amount of any other Taxes of the Group Companies which relate to the portion of the Straddle Period through the end of the Closing Date will be determined according to an interim closing of the books to the greatest extent possible, and otherwise shall be deemed to be the amount of such Tax for the entire Straddle Period (except to the extent that such Taxes are reserved for in the Financial Statements) multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period through the end of the Closing Date and the denominator of which is the number of days in such Straddle Period; or

(iv)        any payment obligations and commitments that are outside of the Group Companies’ ordinary course of business and have not been disclosed or included in the Company’s Financial Statements as of December 31, 2014, including approximately RMB350,000, being the fees and expenses payable to external advisors in connection with the Company’s preparation for its proposed initial public offering and its historical equity financings before the Closing that have not been reflected in the Company’s Financial Statements as of December 31, 2014.

For the avoidance of doubt, the indemnity obligation of each Warrantor towards any Purchaser Indemnitees with respect to Item (iii) above shall not be affected or prejudiced by the fact that such matter may be disclosed to the Purchaser in the Disclosure Schedule or otherwise.

(c)          Indemnification by the Purchaser. From and after the Closing, the Purchaser shall indemnify, defend and hold harmless each Selling Shareholder and its Affiliates, and their respective officers, directors, agents, employees, successors and permitted assigns (collectively, the “Selling Shareholder Indemnitees”) from and against all Liabilities, losses, damages, diminution in value, claims, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the investigation or defense of any of the same or in responding to or cooperating with any governmental investigation), interest, awards, judgments, fines and penalties actually suffered or incurred by the Selling Shareholder Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) (hereinafter “Selling Shareholder Losses”) directly arising out of or relating to

(i)          any untrue representation or warranty or breach thereof set forth in Article V; or

(ii)         any breach or non-fulfillment of any covenant or obligation to be performed by the Purchaser under this Agreement.

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(d)          Procedures Relating to Indemnification.

(i)          Any Party seeking indemnification under this Section 9.2 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the nature of the claim, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.2 except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the notice from the Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed a claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the dispute notice by the Indemnifying Party, such dispute shall be resolved by arbitration pursuant to Section 10.4.

(ii)         If an Indemnified Party shall receive notice of any Legal Proceeding, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Purchaser Loss or Selling Shareholder Loss under this Section 9.2, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.2 except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Purchaser Losses or Selling Shareholder Losses, as applicable, that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the Indemnifying Party’s expense. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

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Section 9.3           Certain Limitations. The indemnification provided for in Section 9.2 shall be subject to the following limitations:

(a)          Minimum Claims. None of the Indemnifying Parties shall be liable under this Agreement in respect of any claim for any untrue representation or warranty made by any Party unless (i) the liability of the Indemnifying Party agreed or determined in respect of any individual claim (or series of related claims with respect to related facts or circumstances) exceeds US$200,000, and (ii) the aggregate amount of all claims for which the Indemnifying Party would otherwise be liable under this Agreement exceeds US$2,000,000. Where the amount agreed or determined in respect of all claims referred to in the immediately foregoing sentence exceeds US$2,000,000, the liability of the Indemnifying Party shall be the full amount of all such claims and not only the amount by which US$2,000,000 is exceeded. Notwithstanding anything to the contrary in this Section 9.3(a), claims for Losses arising out of any untrue Company Fundamental Warranties, Selling Shareholder Fundamental Warranties or Purchaser Fundamental Warranties, or any breach thereof, as applicable, and indemnification pursuant to Section 9.2(b)(iii) and Section 9.2(b)(iv), shall not be subject to this Section 9.3(a).

(b)          Maximum Liability.

(i)          The aggregate liability of the Warrantors towards Purchaser Indemnitees in respect of breach of representations and warranties in Article III (other than the Company Fundamental Warranties and the representations and warranties set for in Section 3.13) shall not exceed the Aggregate Purchase Price.

(ii)         The aggregate liability of each Selling Shareholder towards Purchaser Indemnitees in respect of breach of representations and warranties in Article IV (other than the Selling Shareholder Fundamental Warranties) shall not exceed the Aggregate Purchase Price actually received by such Selling Shareholder.

(iii)        The aggregate liability of the Purchaser towards the Selling Shareholder Indemnitees in respect of breach of representations and warranties in Article V (other than the Purchaser Fundamental Warranties) shall not exceed the Aggregate Purchase Price.

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(c)          No Warrantor shall be entitled to claim against any Group Company for contribution, reimbursement, indemnification or other participation in respect of or arising out of any indemnification obligation of the Warrantors hereunder, and each Warrantor hereby irrevocably and unconditionally waives any such claim it may have against the Group Companies. Each Warrantor is entitled to claim against any other Warrantor (other than the Company) for contribution, reimbursement, indemnification and other participation.

(d)          In no event shall any Indemnifying Party be liable to any Indemnified Party for indemnification under Section 9.2 for any punitive, incidental, consequential, special or indirect damages.

(e)          Notwithstanding anything in this Agreement to the contrary, the limitations on indemnification and liability set forth in Sections 9.3(a) and (b) shall not apply to a claim for Purchaser Losses or Selling Shareholder Losses, as applicable, arising out of fraud or willful misconduct by any Party.

Section 9.4           Mitigation; No Double Dip.

(a)          The Indemnifying Parties shall not be liable under Section 9.2 for any Purchaser Losses or Selling Shareholder Losses, as applicable, relating to any matter to the extent that (i) the Indemnified Party has otherwise been compensated for such losses (including recovery under an insurance policy), (ii) in the case of Purchaser Indemnitees being the Indemnified Parties, such losses have been reserved for in the Financial Statements, to the extent of such reserve (iii) the Indemnified Party has recovered for such losses under another provision of this Agreement, or (iv) the Indemnified Party has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable for the purpose of being entitled to indemnification for such matter.

(b)          Each Indemnified Party shall use commercially reasonably efforts to mitigate any losses for which such Indemnified Party may seek indemnification under this Agreement, including taking, at the sole cost and expense of the Indemnifying Party, any actions reasonably requested by the Indemnifying Person for such purpose, and no Indemnifying Party shall be liable to any Indemnified Party for any losses to the extent arising from or aggravated by such Indemnified Party’s failure to use such efforts to mitigate or take such other action reasonably requested by such Indemnifying Party. If such Indemnified Party mitigates its losses after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of such losses, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) promptly after the benefit is received.

(c)          Notwithstanding anything to the contrary contained herein, in no event shall an Indemnified Party be entitled to any payment, adjustment or indemnification more than once with respect to the same matter. For the avoidance of doubt, subject to Section 9.6(d), the Purchaser’s exercise of its rights to deduct from the Withheld Funds pursuant to Section 9.6 should not affect its ability to seek indemnification under Section 9.1 to Section 9.5 if the Withheld Funds are not sufficient to cover the Purchaser’s Losses occurred under Section 9.6(b)(ii), (iii) and (vi), provided that, in the case of such insufficiency, the Purchaser shall only seek indemnification pursuant to this Agreement from the Founder Selling Shareholders or the Warrantors, not Non-Founder Selling Shareholders, regarding the unrecovered portion of such Purchaser’s Losses.

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Section 9.5           Tax Treatment of Indemnification Payments. All indemnification payments made under this Article IX shall be treated as adjustments to the Aggregate Purchase Price and the Purchase Price for the applicable Selling Shareholder for Tax purposes, unless otherwise required by applicable Law.

Section 9.6           Deduction and Release of Withheld Funds.

(a)          Without limiting the generality of the foregoing, the Purchaser shall withhold such amount as set forth in Schedule A, which shall equal 10% of the Purchase Price for each of the Non-Founder Selling Shareholders, 10% of the Purchase Price for each of Baidu, GL and FBH, and 15% of the Purchase Price for each of the Founder Selling Shareholders, from the Purchase Price payable to each such Selling Shareholder and set aside such amounts as a separate pool of funds (the “Withheld Funds”) for the purposes set forth in this Section 9.6. The Withheld Funds for the Indemnification Covering Selling Shareholders shall be withheld by the Purchaser for a period that ends on the second (2nd) anniversary of the Closing Date (the “Withhold Expiration Date”). The Withheld Funds for Baidu, GL or FBH shall be withheld by the Purchaser until the Tax obligations of Baidu, GL or FBH, as applicable, have been fully settled pursuant to Section 6.9(c). The Purchaser shall maintain, and provide each Selling Shareholder a copy of, a ledger for the Withheld Funds showing the aggregate amount of the Withheld Funds and the allocation of the Withheld Funds among each Selling Shareholder. Unless expressly permitted hereunder, the Purchaser shall not utilize any of such funds without the prior written approval by the relevant Selling Shareholder. The initial allocation of the Withheld Funds among each Selling Shareholder shall be identical to the Withheld Amounts for the Selling Shareholders.

(b)          The Withheld Funds shall be released to the Purchaser for the purposes and following the procedures as specified below:

(i)          Selling Shareholders’ Tax Obligation under Circular 7. The Parties shall comply with Section 6.9(c).

(ii)         Group Companies’ Tax Obligations. Subject to the procedures set forth in Section 9.6(e), the amount of the following shall be deducted from the Withheld Funds and released to the Purchaser, and the Withheld Amount for each Indemnification Covering Selling Shareholder shall be deemed to have been reduced by such Selling Shareholder’s Indemnification Pro Rata Portion of the amount of such release: (a) any Tax obligations of the Group Companies that are required to be indemnified under Section 9.2(b)(iii) and it being understood that for the purpose of this Section 9.6(b)(ii) any obligations of the Warrantors pursuant to Section 9.2(b)(iii) shall be deemed to be obligations of the Indemnification Covering Selling Shareholder; or (b) any Tax obligations and Losses incurred by the Group Companies arising from any failure by any Group Company to pay to any Taxing Authority amounts required to be paid pursuant to applicable Laws before the Closing, or any failure to properly withhold and pay to any Taxing Authority amounts required to be withheld and paid pursuant to applicable Laws before the Closing, in either case not reserved in the Financial Statements; provided, however, with respect to each of (a) or (b) above, no amount shall be deducted from the Withheld Funds unless the obligation or Loss exceeds RMB250,000 individually.

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(iii)        Off-Balance Sheet Liabilities. Subject to the procedures set forth in Section 9.6(e), the amount of any payment obligations and commitments that are required to be indemnified under Section 9.2(b)(iv) and it being understood that for the purpose of this Section 9.6(b)(iii) any obligations of the Warrantors pursuant to Section 9.2(b)(iv) shall be deemed to be obligations of the Indemnification Covering Selling Shareholder, shall be deducted from the Withheld Funds and released to the Purchaser, and the Withheld Amount for each Indemnification Covering Selling Shareholder shall be deemed to have been reduced by such Selling Shareholder’s Indemnification Pro Rata Portion of the amount of such release, and the Purchaser shall promptly notify the Indemnification Covering Selling Shareholders in writing that such deduction and amount have been made and the remaining Withheld Amount for each such Selling Shareholder in the Withheld Funds.

(iv)        Tax relating to the Change of Shareholders of Domestic Company. If there is adequate, undisputed proof that the Tax obligations in connection with the transfer of the entire equity interests in the Domestic Company from the Outgoing Domestic Company Shareholders to the Purchaser Domestic Company Shareholder is in excess of RMB800,000, such excess portion shall be deducted from the Withheld Funds and released to the Purchaser, and the Withheld Amount for each Indemnification Covering Selling Shareholder shall be deemed to have been reduced by such Selling Shareholder’s Indemnification Pro Rata Portion of the amount of such release, and the Purchaser shall promptly notify the Indemnification Covering Selling Shareholders in writing that such deduction and amount have been made and the remaining Withheld Amount for each such Selling Shareholder in the Withheld Funds.

(v)         Violation of Non-Solicitation. If there is adequate, undisputed proof that any of the Founders breaches the non-solicitation obligations as provided for under Section 6.17(b) (“Breach of Non-Solicitation”), an amount equal to the sum of (A) US$500,000 multiplied by the number of employees with the position of vice president or above who terminate their employment relationship with the Group Companies due to the Founder’s Breach of Non-Solicitation, and (B) US$200,000 multiplied by the number of employees with the position of senior manager (高级经理) or above but below vice president who terminate their employment relationship with the Group Companies due to the Founder’s Breach of Non-Solicitation, shall be deducted from the Withheld Funds and released to the Purchaser, and the Withheld Amount for the Founder Selling Shareholder Controlled by the breaching Founder shall be deemed to have been reduced by the amount of such release, and the Purchaser shall promptly notify the breaching Founder in writing that such deduction and amount have been made and the remaining Withheld Amount for the Founder Selling Shareholder Controlled by the breaching Founder.

(vi)        Violation of Non-Compete. If there is adequate, undisputed proof that any of the Founders breaches the non-compete obligations as provided for under Section 6.17(a) (“Breach of Non-Compete”), all Withheld Amount that remain in the Withheld Funds at the time for the Founder Selling Shareholder Controlled by the breaching Founder shall be deducted from the Withheld Funds and released to the Purchaser, and the Withheld Amount for such Founder Selling Shareholder shall be deemed to have been reduced to zero, and the Purchaser shall promptly notify the breaching Founder in writing that such deduction and amount have been made and there is no remaining Withheld Amount for the Founder Selling Shareholder Controlled by the breaching Founder.

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(c)          (i) If there is any remaining Withheld Amount for any of the Indemnification Covering Selling Shareholders in the Withheld Funds, the Purchaser shall, promptly after the Withhold Expiration Date but in any event no later than twenty (20) Business Days after the Withhold Expiration Date release such remaining Withheld Amount, plus the interest accrued thereon, if any, to the applicable Selling Shareholder, by wire transfer of immediately available funds in US$ to the Selling Shareholder Bank Account of such Selling Shareholder. Notwithstanding the preceding sentence (i), if any residual amount is subject to dispute that is being processed pursuant to Section 9.6(e) below, the Purchaser shall be entitled to continue to withhold the amount subject to such dispute, until such dispute has been resolved pursuant to Section 9.6(e) and, upon such resolution, the Purchaser and the relevant Selling Shareholder shall comply with the agreement reached or outcome obtained under Section 9.6(e) with respect to the release of the residual amount and interest thereon (if any). (ii) If there is any remaining Withheld Amount for Baidu, GL or FBH in the Withheld Funds after such Party’s Tax is fully settled pursuant to Section 6.9(c), the Purchaser shall, promptly after receiving a formal receipt of Tax payment and full settlement issued by the Relevant PRC Tax Authority but in any event no later than twenty (20) Business Days after it receives such receipt, release such remaining Withheld Amount, plus the interest accrued thereon, if any, to Baidu, GL or FBH, as the case may be, by wire transfer of immediately available funds in US$ to the Selling Shareholder Bank Account of Baidu, GL or FBH, as applicable.

(d)          For each Non-Founder Selling Shareholder, its respective obligations pursuant to Section 9.6(b)(ii), (iii) and (iv) shall be capped at the result of (i) the Withheld Amount for such Non-Founder Selling Shareholder in the Withheld Funds, minus (ii) Tax payable or paid out of the Withheld Funds pursuant to Section 6.9(c). For the avoidance of doubt, if the Tax payable for a Non-Founder Selling Shareholder equals to or exceeds 10% of its Purchase Price and the full amount of such Selling Shareholder’s portion of the Withheld Funds has been used to settle its Tax payable, then such Non-Founder Selling Shareholder shall not bear additional payment obligations under Section 9.6(b)(ii), (iii) and (iv), provided that it has fully complied with its tax payment obligations under Section 6.9(a).

(e)          Procedure.

(i)          If the Purchaser has identified that any of the events in Section 9.6(b)(ii) to (vi) has occurred, it shall immediately notify the relevant Selling Shareholder(s) from whose Withheld Amount release is being sought (the “Proposed Releasing Selling Shareholder(s)”) in writing, stating in reasonable detail the basis for the proposed release to itself and the amount proposed to be released to the Purchaser, with evidence for the alleged breach, non-compliance or indemnification claim.

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(ii)         The Proposed Releasing Selling Shareholder shall respond within ten (10) Business Days of receiving such notification, stating whether it objects to such release and the reasons for the objection thereto.

(iii)        If any Proposed Releasing Selling Shareholder failed to respond to the Purchaser within the period specified in Section 9.6(d)(ii), such Selling Shareholder shall be deemed to have consented to such allegation and the Purchaser shall be entitled to transfer to its own account the amount stated in its notice given under Section 9.6(d)(i).

(iv)        If the Proposed Releasing Selling Shareholder notifies the Purchaser within the period specified in Section 9.6(d)(ii) that it has objections to the proposed release of the Withheld Funds, the Proposed Releasing Selling Shareholder and the Purchaser shall use their commercially reasonable efforts to reach a mutually satisfactory solution within thirty (30) Business Days from the receipt of the objections by the Purchaser.

(v)         If the Proposed Releasing Selling Shareholder and the Purchaser cannot reach a mutually satisfactory solution within the time period specified in Section 9.6(e)(iv), the Parties shall submit the dispute to arbitration pursuant to Section 10.4, and the arbitral award made pursuant thereto shall be binding on both the Proposed Releasing Selling Shareholder and the Purchaser.

Article X

Miscellaneous

Section 10.1         Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby (the “Transaction Expenses”), provided that the Transaction Expenses incurred by the Company (which, for the avoidance of doubt, shall include the fees and expenses of the external legal and financial advisors of the Company (including, but not limited to, the financial advisor identified under Section 3.22 of the Disclosure Schedule) but shall exclude the fees and expense of the PRC auditor of the Company) shall be borne by the Selling Shareholders (other than Baidu, GL and FBH).

Section 10.2         [Intentionally Left Blank]

Section 10.3         Governing Law. This Agreement will be governed by and construed in accordance with the laws of Hong Kong without giving effect to any choice or conflict of law provision or rule thereof.

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Section 10.4         Arbitration.

(a)          Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this clause. The tribunal shall be comprised of three arbitrators. The Purchaser, on the one hand, and the Selling Shareholders, acting jointly, on the other hand, shall each nominate one arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the party-nominated arbitrators. The arbitration shall be conducted in English. Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, other than any proceedings to seek the remedies of specific performance as contemplated by Section 10.6.

(b)          The award of the arbitral tribunal shall be final and binding on the Parties. The Parties agree that they will not have recourse to any judicial proceedings, in any jurisdiction whatsoever, for the purpose of seeking appeal, annulment, setting aside, modification or any diminution or impairment of its terms or effect insofar as such exclusion can validly be made. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

Section 10.5         Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the other Transaction Documents represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser, the Selling Shareholders and the Company (except as specifically contemplated by Section 2.8(b)). No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 10.6         Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement in accordance with Article VIII, each Party shall be entitled to specific performance of the terms hereof. It is accordingly agreed that prior to such termination, each Party shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity.

Section 10.7         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effectively given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax (with written confirmation of transmission) or (iii) two Business Days following the day sent by international overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

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If to the Purchaser, to:

58.COM INC.

Block E, The North American International Business Center

Yi 108 Beiyuan Road, Chaoyang District,

Beijing 100101

People’s Republic of China

Fax: +86 10 57960999

Attention: Chief Financial Officer

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

c/o 42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Fax: 852-3910-4863

Attention: Julie Gao

If to the Company, to:

ANJUKE INC.
Address: 浦东新区东方路1217号陆家嘴金融服务广场15楼、13楼
Tel: 021-61821155/61821159
Fax: 021-61821150/61821153/61821158
Attention: Jimbo Wan / Sherry Liu

With a copy to (which shall not constitute notice):

Fangda Partners

18F, North Tower, Beijing Kerry Centre,

1 Guanghua Road, Chaoyang District, Beijing, China, 100020

Fax: (8610) 5769 5788

Attention: Amanda Zhou

If to the Selling Shareholders, to:

Ruiting Holdings Limited/Liang Weiping

Address: 上海市业辉路555弄129号

Tel: 18602115428

Email: mikeliang777@gmail.com

Attention: Liang Weiping

Wild West Capital Limited/Jia Yitian

Tel: 1-778-385-0940

Email: evansjia@gmail.com

Contact Person: Evans Jia

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Ruijia Holdings Limited/Zhang Jinzhu

Contact Person: Zhang Jinzhu

Tel: 13901740862

Empress Sky Management Limited/Cheng Shu

Contact Person: Cheng Shu

Tel: 13901960670

Matrix Partners China I, L.P. &

Matrix Partners China I-A, L.P.

Address: Suite 08, 20th Floor, One International Finance Centre,

 1 Harbour View Street, Central, Hong Kong

Attn: Matrix Partners HK Management Limited
Yibo Shao / Michael Zuo

Tel:   (852) 3960 6592

Fax:   (852) 3669 8008

Email: bo.shao@matrixpartners.com.cn;

           michael.zuo@matrixpartners.com.cn

Matrix Partners VIII, L.P. &

Weston & Co. VIII LLC

Matrix Partners

101 Main Street

17th Floor

Cambridge, MA 02142, USA

Tel: 1-617-494-1223

TENZING HOLDINGS LLC

mailing to:

c/o Corporate Agents N.V.

Att: Ewout Langemeijer

Schottegatweg Oost 10 Unit A1K

Willemstad, Curacao

Dutch Caribbean

Contact Person: Oleg Gorelik / Dominika Halka

Email: Oleg@tenzing.net

Dominika@tenzing.net

GL AJK Holdings Ltd.

Address: 1608, One Exchange Square, 8 Connaught Place, Central,
Hong Kong
Attn: Vincent Gao
Fax: +852-2179 1900
Email: vgao@hillhousecap.com

With a copy to:
Suite 1608, One Exchange Square, 8 Connaught Place, Central,
Hong Kong
Attn: Adam HORNUNG
Fax: +852-2179 1900
Email: ahornung@hillhousecap.com

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Baidu Holdings Limited

Address: Baidu Campus, No.10 Shangdi 10th Street, Haidian District, Beijing, 100085

Tel No.: (86)10-59929803

Fax Number: (86)10-59920021/59920022

Email: ouyangkang@baidu.com and yangliu03@baidu.com

Contact Person: OUYANG Kang, Investment,

                             Merger and Acquisition Department

With a copy (which shall not constitute notice) to:

Address: Baidu Campus, No.10 Shangdi 10th Street, Haidian District, Beijing, 100085

Fax Number: (86)10-59920021/59920022

Email: lihong10@baidu.com and wumengyi@baidu.com

Contact Person: LI Hong, Legal Department

FBH Partners Limited

Contact Person: Fan BAO

Tel: +86 13910088845

Section 10.8         Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.9         Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided in Section 9.2 hereof. No assignment of this Agreement or of any rights or obligations hereunder may be made by (i) any Selling Shareholder, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Purchaser, and (ii) the Purchaser directly or indirectly (by operation of law or otherwise), without the prior written consent of the Selling Shareholders, and any attempted assignment in violation of this Section 10.9 shall be void; provided, that the Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates.

Section 10.10         Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

58.COM INC.

By:	/s/ YAO Jinbo
Name:
Title:

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

ANJUKE INC.

By:	/s/ LIANG Weiping
Name:
Title:

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

FOUNDERS:

LIANG WEIPING

/s/ LIANG Weiping

JIA YITIAN

/s/ JIA Yitian

ZHANG JINZHU

/s/ ZHANG Jinzhu

CHENG SHU

/s/ CHENG Shu

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Ruiting Holdings Limited

By:	/s/ LIANG Weiping
Name:
Title:

Wild West Capital Limited

By:	/s/ Adam Carnood
/s/ Kenneth Le Claire
Name: W.S.W. Directors Limited
Title:

Ruijia Holdings Limited

By:	/s/ ZHANG Jinzhu
Name:
Title:

Empress Sky Management Limited

By:	/s/ CHENG Shu
Name:
Title:

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Matrix Partners China I, L.P.
c/o Maples Corporate Services Limited
P.O. Box 309 Ugland House,
Grand Cayman, KY1-1104, Cayman Islands

By:	Matrix China Management I, L.P.
its General Partner

By:	Matrix China I GP GP, Ltd.
Its General Partner

By:	/s/ Authorized Signatory
Name:
Title:

Matrix Partners China I-A, L.P.
c/o Maples Corporate Services Limited
P.O. Box 309 Ugland House,
Grand Cayman, KY1-1104, Cayman Islands

By:	Matrix China Management I, L.P.
its General Partner

By:	Matrix China I GP GP, Ltd.
Its General Partner

By:	/s/ Authorized Signatory
Name:
Title:

Matrix Partners VIII, L.P.

By:	Matrix VIII US Management Co., L.L.C., its General Partner

By:	/s/ Authorized Signatory
Name:
Managing Partner

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Weston & Co. VIII LLC, as Nominee

By:	Matrix Partners Management Services, L.P.,
Sole Member

By:	Matrix Partners Management Services GP, LLC, its General Partner

By:	/s/ Authorized Signatory
Name:
Authorized Member

Tenzing Holdings, LLC

By:	/s/ Authorized Signatory
Name:
Title:

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

GL AJK Holdings Ltd.

By:	/s/ Tham Zhiren
Name: Tham Zhiren
Title: Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Baidu Holdings Limited

By:	/s/ LI Yanhong
Name:
Title:

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

FBH Partners Limited

By:	/s/ Authorized Signatory
Name:
Title:

[Signature Page to Share Purchase and Subscription Agreement]